EXHIBIT 10.34

AMENDED AND RESTATED LEASE

520 PIKE STREET, INC.,

a Delaware corporation,

Landlord

and

Marchex, Inc.

a Delaware corporation,

Tenant

for

Suites 1700, 1800, 1900 and 2000

520 Pike Tower

Seattle, Washington

June 5, 2009

i

Schedule of Exhibits

Exhibit A	Floor Plan and Legal Description

Exhibit B	Definitions

Exhibit C	Work Letter

Exhibit D	Design Standards

Exhibit E	Cleaning Specifications

Exhibit F	Rules and Regulations

ii

AMENDED AND RESTATED LEASE

THIS AMENDED AND RESTATED LEASE is made as of the 5th day of June, 2009, between 520 Pike Street, Inc., a Delaware corporation (“Landlord”), and Marchex, Inc., a Delaware corporation (“Tenant”).

RECITALS: Landlord and Tenant are now parties to that certain Lease dated October 2, 2006 (the “Lease”), as amended by Amendment No. 1 to Lease dated January 31, 2008 (collectively the “Lease”), whereby Landlord leased to Tenant and Tenant leased from Landlord certain premises commonly known as Suites 1700 and 1800 of the 520 Pike Tower located at 520 Pike Street in the City of Seattle, County of King, State of Washington. Landlord and Tenant desire to expand the Premises by the addition of Suite 1900 containing approximately 17,302 rentable square feet of space, the portion for the 20th floor of the Building referred to as Suite 2000 containing approximately 8,400 rentable square feet of space, and the remainder of the 20th floor of the Building referred to as Suite 2050 containing approximately 8,936 rentable square feet of space; to extend the Term by a period of approximately eight (8) years, to make certain other changes to the Lease and to set forth all of such changes in this Amended and Restated Lease. The terms and provisions of this Amended and Restated Lease shall be legally binding upon execution of this Amended and Restated Lease by both parties, but shall be effective as of January 1, 2010 (the “Effective Date”). The terms and provisions of the Lease, without giving effect to this Amended and Restated Lease, including without limitation, the provisions relating to the Premises, Base Rent, Additional Rent, and the Base Year, shall remain effective for all purposes as to all periods prior to the Effective Date. These Recitals form a contractual part of this Amended and Restated Lease.

Landlord and Tenant hereby agree as follows:

ARTICLE 1

BASIC LEASE PROVISIONS

PREMISES

From the Commencement Date to March 31, 2010, the Premises shall consist of the entire 18th floor of the Building (“Suite 1800”) and Suite 1700 (“Suite 1700”), both as more particularly shown on Exhibit A attached hereto.

From April 1, 2010 to March 31, 2012, the Premises shall consist of Suite 1700, Suite 1800, and Suite 1900 (“Suite 1900”), all as more particularly shown on Exhibit A attached hereto, and the portions (which need not be contiguous) of the 20th floor of the Building comprising Suite 2000 (“Suite 2000”), as provided in Article 31; provided that Suite 1700 shall cease to be included in the Premises upon the earlier to occur of (i) Tenant taking actual occupancy of Suite 1900 and giving notice to Landlord that Tenant has vacated Suite 1700, and (ii) the date three (3) months after the date Landlord makes Suite 1900 available to Tenant in the form and manner required under this Amended and Restated Lease (including the Work Letter) but in no event prior to the Effective Date. Landlord shall endeavor to allow Tenant access to Suite 1900 and Suite 2000 as of January 1, 2010 for purposes of constructing the Initial Installations.

From April 1, 2012 to the Expiration Date, the Premises shall consist of Suite 1800, Suite 1900, Suite 2000, and the remaining portions (which need not be contiguous) of the 20th floor of the Building indicated on Exhibit A as comprising Suite 2050 (“Suite 2050”), all as more particularly shown on Exhibit A attached hereto.

BUILDING	The building, fixtures, equipment and other improvements and appurtenances now located or hereafter erected, located or placed upon the land known as the 520 Pike Tower, Seattle, Washington, as more particularly described on Exhibit A attached hereto.

REAL PROPERTY	The Building, together with the plot of land upon which it stands.

COMMENCEMENT DATE

January 1, 2010 as to Suite 1800 and Suite 1700.

The date which is the later to occur of (a) the date ninety (90) days after Landlord tenders possession of Suite 1900 and Suite 2000 to Tenant for the purpose of constructing the Initial Installations, and (b) April 1, 2010, as to Suite 1900 and Suite 2000.

April 1, 2012 as to Suite 2050.

RENT COMMENCEMENT DATE	The Commencement Date as to each of the Suites comprising the Premises from time to time. Tenant may occupy Suite 1900 and Suite 2000 upon substantial completion of the Initial Installations in such Suites, and, if Tenant does so, Tenant shall not be required to pay Fixed Rent during the period prior to April 1, 2010.

EXPIRATION DATE	March 31, 2018, or the last day of any renewal or extended term, if the Term of this Amended and Restated Lease is extended in accordance with any express provision hereof.

TERM	The period commencing on the Commencement Date as to Suite 1800 and Suite 1700 and ending on the Expiration Date.

PERMITTED USES	Executive and general offices.

BASE YEAR	Calendar year 2010.

TENANT’S PROPORTIONATE SHARE	The Proportionate Shares with respect to the various Suites comprising the Premises are as follows:

Suite 1700:	2.24%
Suite 1800:	4.62%
Suite 1900:	4.62%
Suite 2000	2.24%
Suite 2050	2.39%

Accordingly, from January 1, 2010 to March 31, 2010 Tenant’s Proportionate Share shall be 6.86%; from April 1, 2010 to March 31, 2012 Tenant’s Proportionate Share shall be 11.48%, and from April 1, 2012 to the Expiration Date Tenant’s Proportionate Share shall be 13.87%, provided that during any period from and after April 1, 2010 that Suite 1700 is included in the Premises Tenant’s Proportionate Share shall be increased by 2.24%.

AGREED AREA OF BUILDING	374,225 rentable square feet, as mutually agreed by Landlord and Tenant.

AGREED AREA OF PREMISES	17,302 rentable square feet as to Suite 1800, 8,373 rentable square feet as to Suite 1700, 17,302 rentable square feet as to Suite 1900, 8,400 rentable square feet as to Suite 2000, and 8,936 as to Suite 2050, all as mutually agreed by Landlord and Tenant.

FIXED RENT

Fixed Rent as to the Premises shall be the following amounts per month during the following periods:

During the period from January 1, 2010 to March 31, 2010, Fixed Rent as to the Premises shall be $57,768.75 per month.

During the eight (8) year period from April 1, 2010 to the Expiration Date, Fixed Rent as to the Premises shall be the following amounts per month during the following periods:

Period	Per Annum	Per Month
Months 1-3, Year 1	$0.00	$0.00
Months 4-12, Year 1	$1,161,108.00	$96,759.00
Year 2	$1,195,941.24	$99,661.77
Months 1-3, Year 3	$1,231,819.48	$102,651.62
Months 4-12, Year 3	$1,487,784.94	$123,982.08
Year 4	$1,532,418.49	$127,701.54
Year 5	$1,578,391.04	$131,532.59
Year 6	$1,625,742.78	$135,478.56
Year 7	$1,674,515.06	$139,542.92
Year 8	$1,724,750.51	$143,729.21

Notwithstanding the foregoing, during any period from and after April 1, 2010 that Suite 1700 is included in the Premises the Fixed Rent shall be increased by $18,839.25.

The term “Year” for purposes of the foregoing rent schedule only means a period of one (1) year commencing on April 1, 2010, and on each subsequent anniversary of such date during the Term.

ADDITIONAL RENT	All sums other than Fixed Rent payable by Tenant to Landlord under this Amended and Restated Lease, including Tenant’s Tax Payment, Tenant’s Operating Payment, late charges, overtime or excess service charges, damages, and interest and other costs related to Tenant’s failure to perform any of its obligations under this Amended and Restated Lease.

RENT	Fixed Rent and Additional Rent, collectively.

INTEREST RATE	The lesser of (i) 4% per annum above the then-current Base Rate, and (ii) the maximum rate permitted by applicable Requirements.

SECURITY DEPOSIT	$143,729.21. Tenant’s existing Security Deposit of $40,371.33 as to the 18th Floor and $25,872.57 as to Suite 1700 shall be credited against such Security Deposit and Tenant shall deposit the balance of such Security Deposit with Landlord upon the execution of this Amended and Restated Lease in cash.

TENANT’S ADDRESS FOR NOTICES	Marchex, Inc. 520 Pike Street, Suite 1800 Seattle, Washington 98101 Attn: General Counsel

LANDLORD’S ADDRESS FOR NOTICES	520 Pike Street, Inc. c/o Tishman Speyer Properties, L.P. 520 Pike Street, Suite 1210 Seattle, Washington 98101 Attn: Property Manager

Copies to:

520 Pike Street, Inc.

Tishman Speyer Properties, L.P.

45 Rockefeller Plaza

New York, New York 10011

Attn: Chief Financial Officer

and:

520 Pike Street, Inc.

Tishman Speyer Properties, L.P.

45 Rockefeller Plaza

New York, New York 10011

Attn: Chief Legal Officer

TENANT’S BROKER	Jones Lang LaSalle Americas, Inc.

LANDLORD’S AGENT	Washington Partners, Inc. and Tishman Speyer Properties, L.P. or any other person or entity designated at any time and from time to time by Landlord as Landlord’s Agent.

LANDLORD’S CONTRIBUTION	$779,100.00.

All capitalized terms used in this Amended and Restated Lease without definition are defined in Exhibit B.

ARTICLE 2

PREMISES; TERM; RENT

Section 2.1 Amended and Restated Lease of Premises. Subject to the terms of this Amended and Restated Lease, Landlord leases to Tenant and Tenant leases from Landlord the Premises for the Term. In addition, Landlord grants to Tenant the right to use, on a non-exclusive basis and in common with others, the Common Areas.

Section 2.2 Commencement Date. Upon the Effective Date, the terms and provisions hereof shall be fully binding on Landlord and Tenant prior to the occurrence of the Commencement Date. The Term of this Amended and Restated Lease shall commence on the Commencement Date. Unless sooner terminated or extended as hereinafter provided, the Term shall end on the Expiration Date. If Landlord does not tender possession of the Premises to Tenant on or before the Commencement Date or any other particular date, for any reason whatsoever, Landlord shall not be liable for any damage thereby, this Amended and Restated

Lease shall not be void or voidable thereby, and the Term shall not commence until the Commencement Date. Landlord shall be deemed to have tendered possession of the relevant portion of the Premises to Tenant upon the giving of notice by Landlord to Tenant stating that such portion of the Premises is vacant, in the condition required by this Amended and Restated Lease and available for construction of Tenant’s improvement and alterations. No failure to tender possession of the Premises to Tenant on or before the Commencement Date shall affect any other obligations of Tenant hereunder. There shall be no postponement of the Commencement Date (or the Rent Commencement Date) for any delay in the tender of possession to Tenant which results from any Tenant Delay. Once the Commencement Date is determined, Landlord and Tenant shall execute an agreement stating the Commencement Date, Rent Commencement Date and Expiration Date, but the failure to do so will not affect the determination of such dates.

Section 2.3 Payment of Rent. Tenant shall pay to Landlord, without notice or demand, and without any set-off, counterclaim, abatement or deduction whatsoever, except as may be expressly set forth in this Amended and Restated Lease, in lawful money of the United States by check or wire transfer of funds, (i) Fixed Rent in equal monthly installments, in advance, on the first day of each month during the Term, commencing on the Rent Commencement Date, and (ii) Additional Rent, at the times and in the manner set forth in this Amended and Restated Lease.

Section 2.4 First Month’s Rent. Tenant shall pay one month’s Fixed Rent as to Suites 1900 and 2000 upon the execution of this Amended and Restated Lease (“Suites 1900 and 2000 Advance Rent”). The Suites 1900 and 2000 Advance Rent shall be credited towards the first month’s Fixed Rent payment as to Suites 1900 and 2000, after application of three months of free rent on the Premises (then consisting of Suites 1800, 1900 and 2000). If the Rent Commencement Date is not the first day of a month, then on the Rent Commencement Date Tenant shall pay Fixed Rent for the period from the Rent Commencement Date through the last day of such month, and the Advance Rent shall be credited towards Fixed Rent for the next succeeding calendar month.

Section 2.5 Unused Landlord Contribution. Tenant shall have the right to request that up to $259,700 of the Landlord Contribution, to the extent not expended for the completion of the Initial Installations, be credited towards amounts owed with respect to Fixed Rent; provided that: (i) such request shall not be made prior to the later of April 1, 2012 or the date upon which the Commencement Date for Suite 2050 occurs and shall be made within two months of such later date, (ii) such credit shall not commence until all of the Initial Installations contemplated for the Premises by the Final Plans have been completed and final payments made in accordance with Section 3 of the Work Letter and (iii) such amounts shall be applied in consecutive months until such time as the full amount of Landlord Contribution available for credit towards Fixed Rent has been so applied.

Section 2.6 Lunchroom Fee. In addition to the payment of Rent, from the Commencement Date for Suite 2000 through April 1, 2012, Tenant shall pay to Landlord, at the time for payment of Fixed Rent, one hundred dollars ($100) per month, in consideration for Tenant’s access to and right to use the lunchroom located within Suite 2050 during such period. Notwithstanding the foregoing or anything to the contrary contained in this Amended and Restated Lease, Suite 2050 shall not be deemed included in the Premises until April 1, 2012.

ARTICLE 3

USE AND OCCUPANCY

Tenant shall use and occupy the Premises for the Permitted Uses and for no other purpose. Tenant shall not use or occupy or permit the use or occupancy of any part of the Premises in a manner constituting a Prohibited Use. If Tenant uses the Premises for a purpose constituting a Prohibited Use, violating any Requirement, or causing the Building to be in violation of any Requirement, then Tenant shall promptly discontinue such use upon notice of such violation. Tenant, at its expense, shall procure and at all times maintain and comply with the terms and conditions of all licenses and permits required for the lawful conduct of the Permitted Uses in the Premises.

ARTICLE 4

CONDITION OF THE PREMISES

Tenant has inspected the Premises and agrees (a) to accept possession of the various portions of the Premises in their condition existing on the date hereof “as is”, and (b) that except for Landlord’s Contribution Landlord has no obligation to provide any allowances, perform any work, supply any materials, incur any expense or make any alterations or improvements to prepare the Premises for Tenant’s occupancy. Any work to be performed by Tenant in connection with Tenant’s initial occupancy of the Premises shall be hereinafter referred to as the “Initial Installations,” and shall be Substantially Completed by Tenant within 120 days following the Commencement Date as to each of the Suites comprising the Premises. Tenant’s occupancy of any part of the Premises shall be conclusive evidence, as against Tenant, that Tenant has accepted possession of the Premises in its then current condition and at the time such possession was taken, the Premises and the Building were in a good and satisfactory condition as required by this Amended and Restated Lease. The requirements and conditions for Alterations contained in Article 5 of the Lease shall not apply to the Initial Installations, and the process and requirements with respect to such Initial Installations shall be governed by the Work Letter.

ARTICLE 5

ALTERATIONS

Section 5.1 Tenant’s Alterations. (a) Tenant shall not make any alterations, additions or other physical changes in or about the Premises (collectively, “Alterations”) other than decorative Alterations such as painting, wall coverings and floor coverings (collectively, “Decorative Alterations”), without Landlord’s prior consent, which consent shall not be unreasonably withheld if such Alterations (i) are non-structural and do not affect any Building Systems, (ii) affect only the Premises and are not visible from outside of the Premises, (iii) do not affect the certificate of occupancy issued for the Building or the Premises, and (iv) do not violate any Requirement.

(b) Plans and Specifications. Prior to making any Alterations, Tenant, at its expense, shall (i) submit to Landlord for its approval, detailed plans and specifications (“Plans”) of each proposed Alteration (other than Decorative Alterations), and with respect to any Alteration affecting any Building System, evidence that the Alteration has been designed by, or reviewed and approved by, Landlord’s designated engineer for the affected Building System,

(ii) obtain all permits, approvals and certificates required by any Governmental Authorities, (iii) furnish to Landlord duplicate original policies or certificates of worker’s compensation (covering all persons to be employed by Tenant, and Tenant’s contractors and subcontractors in connection with such Alteration), commercial general liability (including property damage coverage) and business auto insurance and Builder’s Risk coverage (as described in Article 11) all in such form, with such companies, for such periods and in such amounts as Landlord may reasonably require, naming Landlord, Landlord’s Agent, any Lessor and any Mortgagee as additional insureds, and (iv) furnish to Landlord reasonably satisfactory evidence of Tenant’s ability to complete and to fully pay for such Alterations (other than Decorative Alterations). Landlord shall have ten (10) Business Days after receipt of the Plans within which to approve or disapprove of the Plans. If Landlord disapproves any Plans, Landlord will provide reasonably detailed grounds for such disapproval. Tenant shall give Landlord not less than 5 Business Days’ notice prior to performing any Decorative Alteration, which notice shall contain a description of such Decorative Alteration.

(c) Governmental Approvals. Tenant, at its expense, shall, as and when required, promptly obtain certificates of partial and final approval of such Alterations required by any Governmental Authority and shall furnish Landlord with copies thereof, together with “as-built” Plans for such Alterations prepared on an AutoCAD Computer Assisted Drafting and Design System (or such other system or medium as Landlord may accept), using naming conventions issued by the American Institute of Architects in June, 1990 (or such other naming conventions as Landlord may accept) and computer media of such record drawings and specifications translated in DFX format or another format acceptable to Landlord.

Section 5.2 Manner and Quality of Alterations. All Alterations shall be performed (a) in a good and workmanlike manner and free from defects, (b) substantially in accordance with the Plans, and by contractors approved by Landlord, (c) in compliance with all Requirements, the terms of this Amended and Restated Lease and all construction procedures and regulations then prescribed by Landlord, and (d) at Tenant’s expense. All materials and equipment shall be of first quality and at least equal to the applicable standards for the Building then established by Landlord, and no such materials or equipment (other than Tenant’s Property) shall be subject to any lien or other encumbrance. Upon completion of any Alterations hereunder, Tenant shall provide Landlord with copies of all construction contracts, proof of payment for all labor and materials, and final unconditional waivers of lien from all contractors, subcontractors, materialmen, suppliers and others having lien rights with respect to such Alterations, in the form prescribed by Washington law.

Section 5.3 Removal of Tenant’s Property. Tenant’s Property shall remain the property of Tenant and Tenant may remove the same at any time on or before the Expiration Date. On or prior to the Expiration Date, Tenant shall, unless otherwise directed by Landlord, at Tenant’s expense, remove any Tenant’s Property and Specialty Alterations and close up any slab penetrations in the Premises made by Tenant (but excluding any Specialty Alterations or slab penetrations existing in the Premises as of the Commencement Date as to the various Suites comprising the Premises and not made by Tenant). Tenant shall repair and restore, in a good and workmanlike manner, any damage to the Premises or the Building caused by Tenant’s removal of any Alterations or Tenant’s Property or by the closing of any slab penetrations (as required above), and upon default thereof, Tenant shall reimburse Landlord for Landlord’s cost of repairing and restoring such damage. Any Specialty Alterations or Tenant’s Property not so removed shall be deemed abandoned and Landlord may retain or remove and dispose of same, and repair and restore any damage caused thereby, at Tenant’s cost and without accountability to Tenant. All other Alterations shall become Landlord’s property upon termination of this Amended and Restated Lease. All cabling for voice and data shall remain in the Building and Premises, and Tenant shall not be liable to Landlord or any other party for any cost or expense relating to such cabling incurred after the Expiration Date.

Section 5.4 Mechanic’s Liens. Tenant, at its expense, shall discharge any lien or charge recorded or filed against the Real Property in connection with any work done or claimed to have been done by or on behalf of, or materials furnished or claimed to have been furnished to, Tenant, within 30 days after Tenant’s receipt of notice thereof by payment, by procuring and recording a lien release bond issued by a responsible corporate surety in an amount sufficient to satisfy statutory requirements therefor in the State of Washington or otherwise in accordance with law.

Section 5.5 Labor Relations. Tenant shall not employ, or permit the employment of, any contractor, mechanic or laborer, or permit any materials to be delivered to or used in the Building, if, in Landlord’s sole judgment, such employment, delivery or use will interfere or cause any conflict with other contractors, mechanics or laborers engaged in the construction, maintenance or operation of the Building by Landlord, Tenant or others. If such interference or conflict occurs, upon Landlord’s request, Tenant shall cause all contractors, mechanics or laborers causing such interference or conflict to leave the Building immediately.

Section 5.6 Tenant’s Costs. Tenant shall pay to Landlord, upon demand, all out-of-pocket costs actually incurred by Landlord in connection with Tenant’s Alterations, including costs incurred in connection with (a) Landlord’s review of the Alterations (including review of requests for approval thereof) and (b) the provision of Building personnel during the performance of any Alteration, to operate elevators or otherwise to facilitate Tenant’s Alterations. In addition, if Tenant’s Alterations (excluding Decorative Alterations) cost more than $25,000, Tenant shall pay to Landlord, upon demand, an administrative fee in an amount equal to three percent (3%) of the total cost of such Alterations, excluding costs of the types identified as “soft costs” under the Work Letter. At Landlord’s request, Tenant shall deliver to Landlord reasonable supporting documentation evidencing the hard and soft costs incurred by Tenant in designing and constructing any Alterations.

Section 5.7 Tenant’s Equipment. Tenant shall provide notice to Landlord prior to moving any heavy machinery, heavy equipment, freight, bulky matter or fixtures (collectively, “Equipment”) into or out of the Building and shall pay to Landlord any costs actually incurred by Landlord in connection therewith. If such Equipment requires special handling, Tenant agrees (a) to employ only persons holding all necessary licenses to perform such work, (b) all work performed in connection therewith shall comply with all applicable Requirements and (c) such work shall be done only during hours designated by Landlord.

Section 5.8 Legal Compliance. The approval of Plans, or consent by Landlord to the making of any Alterations, does not constitute Landlord’s representation that such Plans or Alterations comply with any Requirements. Landlord shall not be liable to Tenant or any other party in connection with Landlord’s approval of any Plans, or Landlord’s consent to Tenant’s performing any Alterations. If any Alterations made by or on behalf of Tenant require Landlord to make any alterations or improvements to any part of the Building in order to comply with any Requirements, Tenant shall pay all costs and expenses incurred by Landlord in connection with such alterations or improvements.

Section 5.9 Floor Load. Tenant shall not place a load upon any floor of the Premises that exceeds 50 pounds per square foot “live load”. Landlord reserves the right to reasonably designate the position of all Equipment which Tenant wishes to place within the Premises, and to place limitations on the weight thereof.

ARTICLE 6

REPAIRS

Section 6.1 Landlord’s Repair and Maintenance. Landlord shall operate, maintain and, except as provided in Section 6.2 hereof, make all necessary repairs (both structural and nonstructural) to (i) the Building Systems and (ii) the Common Areas, in conformance with standards applicable to Comparable Buildings.

Section 6.2 Tenant’s Repair and Maintenance. Tenant shall promptly, at its expense and in compliance with Article 5 including, without limitation, the requirement that any repairs affecting any Building System be reviewed and approved by Landlord’s designated engineer for the affected Building System, make all nonstructural repairs to the Premises and the fixtures, equipment and appurtenances therein (including all electrical, plumbing, heating, ventilation and air conditioning, sprinklers and life safety systems in and serving the Premises from the point of connection to the Building Systems) (collectively, “Tenant Fixtures”) as and when needed to preserve the Premises in good working order and condition, except for reasonable wear and tear and damage which is Landlord’s obligation to repair pursuant to the express provisions of this Amended and Restated Lease. All damage to the Building or to any portion thereof, or to any Tenant Fixtures, requiring structural or nonstructural repair caused by or resulting from any act, omission, neglect or improper conduct of a Tenant Party or the moving of Tenant’s Property or Equipment into, within or out of the Premises by a Tenant Party, shall be repaired at Tenant’s expense by (i) Tenant, if the required repairs are nonstructural in nature and do not affect any Building System, or (ii) Landlord, if the required repairs are structural in nature, involve replacement of exterior window glass or affect any Building System. All Tenant repairs shall be of good quality utilizing new construction materials.

Section 6.3 Reserved Rights. Landlord reserves the right to make all changes, alterations, additions, improvements, repairs or replacements to the Building and Building Systems, including changing the arrangement or location of entrances or passageways, doors and doorways, corridors, elevators, stairs, toilets or other Common Areas (collectively, “Work of Improvement”), as Landlord deems necessary or desirable, and to take all materials into the Premises required for the performance of such Work of Improvement, provided that (a) the level of any Building service shall not decrease in any material respect from the level required of Landlord in this Amended and Restated Lease as a result thereof (other than temporary changes in the level of such services during the performance of any such Work of Improvement), and (b) Tenant is not deprived of access to the Premises. Landlord shall use reasonable efforts to minimize interference with Tenant’s use and occupancy of the Premises during the performance of such Work of Improvement. Provided that Landlord complies with the provisions of this Lease, there shall be no Rent abatement or allowance to Tenant for a diminution of rental value, no actual or constructive eviction of Tenant, in whole or in part, no relief from any of Tenant’s other obligations under this Amended and Restated Lease, and no liability on the part of Landlord by reason of inconvenience, annoyance or injury to business arising from Landlord, Tenant or others performing, or failing to perform, any Work of Improvement except as hereinafter provided. If (i) Landlord undertakes any such Work of Improvement in the Premises pursuant to this Section 6.3 which is not required by any Governmental Authority or required as a result of any act or omission of Tenant, (ii) as a direct result of such renovation or other work, the Premises or any substantial part thereof are rendered unusable for seven (7) consecutive Business Days, and (iii) Tenant actually ceases to conduct its business therein (or in the unusable portion thereof), then the Fixed Rent which the Tenant is obligated to pay hereunder shall abate proportionately (based on the number of rentable square feet rendered unusable) for the period beginning on the first (1st) Business Day that the Premises are unusable and such abatement shall continue until use of such portion of the Premises is restored to Tenant.

ARTICLE 7

INCREASES IN TAXES AND OPERATING EXPENSES

Section 7.1 Definitions. For the purposes of this Article 7, the following terms shall have the meanings set forth below:

(a) “Assessed Valuation” shall mean the amount for which the Real Property is assessed by the County Assessor of King County, Washington for the purpose of imposition of Taxes.

(b) “Base Operating Expenses” shall mean the Operating Expenses for the Base Year.

(c) “Base Taxes” shall mean the Taxes payable for the Base Year.

(d) “Comparison Year” shall mean each calendar year commencing subsequent to the Base Year.

(e) “Operating Expenses” shall mean the aggregate of all costs and expenses paid or incurred by or on behalf of Landlord in connection with the ownership, operation, repair and maintenance of the Real Property, as such costs and expenses are allocated by Landlord in its reasonable judgment between the Building, which costs and expenses may include, without limitation, the following: (i) the rental value of Landlord’s Building office, (ii) the cost of insurance premiums and related charges, including premiums for coverage with respect to terrorist acts and occurrences, and (iii) capital improvements incurred after the Base Year only if such capital improvement either (A) is reasonably intended to result in a reduction in Operating Expenses (as for example, a labor-saving improvement), provided the amount included in Operating Expenses in any Comparison Year shall not exceed an amount equal to the savings reasonably anticipated to result from the installation and operation of such improvement, and/or (B) is made during any Comparison Year in compliance with Requirements which became effective (whether through adoption, promulgation, application, interpretation by the applicable Governmental Authority or otherwise) after the date of this Amended and Restated Lease. Such capital improvements shall be amortized (with interest at the Base Rate) on a straight-line basis over such period as Landlord shall reasonably determine, and the amount included in Operating Expenses in any Comparison Year shall be equal to the annual amortized amount. Operating Expenses shall not include any Excluded Expenses. If during all or part of the Base Year or any Comparison Year, Landlord shall not furnish any particular item(s) of work or service (which would otherwise constitute an Operating Expense) to any leasable portions of the Building for any reason and the cost of such item(s) of work or service vary with the Building’s occupancy level, then, for purposes of computing Operating Expenses for such period, the amount included in Operating Expenses for such period shall be increased by an amount equal to the costs and expenses that Landlord reasonably determines would have been incurred by Landlord during such period if Landlord had furnished such item(s) of work or service to such portion of the Building; provided, however, if the result of such computation would be to have Landlord’s recoveries for such items exceed the actual cost of such items, then the foregoing amount shall be reduced by such excess. If Landlord eliminates from Operating Expenses for any Comparison Year a recurring category of expenses previously included in Operating Expenses for the Base Year, Landlord may subtract such category from Operating Expenses for the Base Year commencing with such Comparison Year, and if Landlord introduces to Operating Expenses for any Comparison Year a new recurring category of expenses previously excluded from the Operating Expenses for the Base Year, Landlord shall add an appropriate entry as a category of expense to Operating Expenses for the Base Year commencing with such Comparison Year. Without limiting the generality of the foregoing, if Landlord eliminates from Operating Expenses for any Comparison Year any particular type of insurance included in Operating Expenses for the Base Year, or if Landlord reduces the level of insurance coverage during any Comparison Year from that carried during the Base Year, then Landlord may adjust the amount of any insurance premium included in Operating Expenses for the Base Year to equal that amount which Landlord reasonably estimates it would have incurred had Landlord maintained similar types and levels of insurance during the Base Year as maintained by Landlord during such Comparison Year. In determining the amount of Operating Expenses for the Base Year or any Comparison Year, if less than 95% of the Building rentable area is occupied by tenants at any time during any such Base Year or Comparison Year, Operating Expenses which vary with the Building’s occupancy level shall be determined for such Base Year or Comparison Year to be an amount equal to the like expenses which would normally be expected to be incurred had such occupancy been 95% throughout the Base Year or such Comparison Year; provided, however, if the result of such computation would be to have Landlord’s recoveries for such items exceed the actual cost of such items, then the foregoing amount shall be reduced by such excess. Without limiting the foregoing, in calculating the Base Operating Expenses, Landlord shall include the cost of premiums for insurance coverages with respect to terrorist acts and occurrences (collectively, “Terrorist Coverage Insurance Premiums”) payable with respect to the Base Year; provided, however, thereafter Landlord may elect to reduce the Base Operating Expenses by an amount equal to the Terrorism Risk Insurance Premium Reduction (as hereinafter defined); provided, further, if the Terrorism Risk Insurance Act of 2002 (the “Terrorism Act”) expires or is repealed, or the benefits intended to be provided by the Terrorism Act are no longer available to Landlord in any material respect, then commencing with the first Comparison Year in which the Terrorism Coverage Insurance Premiums are affected by such expiration, repeal or material unavailability (the “Expiration Year”), Landlord shall readjust the calculation of Base Operating Expenses to include the lesser of (i) Terrorism Coverage Insurance Premiums payable with respect to the Base Year, or (ii) the Terrorism Coverage Insurance Premiums payable with respect to the Expiration Year, without regard to the Terrorism Risk Insurance Premium Reduction. The “Terrorism Risk Insurance Premium Reduction” shall mean the amount by which the Terrorism Coverage Insurance Premiums for the Base Year exceed the Terrorism Coverage Insurance Premiums for the next succeeding Comparison Year with respect to which the benefits intended to be provided by the Terrorism Act are available to Landlord. Notwithstanding the foregoing, in no event shall Landlord recover from all tenants of the Building in any Comparison Year more than one hundred percent (100%) of the actual Operating Expenses incurred by Landlord for such Comparison Year.

(f) “Statement” shall mean a statement containing a comparison of (i) Base Taxes and the Taxes for any Comparison Year, or (ii) Base Operating Expenses and the Operating Expenses for any Comparison Year.

(g) “Taxes” shall mean (i) all real estate taxes, assessments, sewer and water rents, rates and charges and other governmental levies, impositions or charges, whether general, special, ordinary, extraordinary, foreseen or unforeseen, which may be assessed, levied or imposed upon all or any part of the Real Property, and (ii) all expenses (including reasonable attorneys’ fees and disbursements and experts’ and other witnesses’ fees) incurred in contesting any of the foregoing or the Assessed Valuation of the Real Property (but such expenses will not be included in Base Taxes if incurred during the Base Year). Taxes shall not include (x) interest or penalties incurred by Landlord as a result of Landlord’s late payment of Taxes, or (y) franchise, transfer, gift, inheritance, estate or net income taxes imposed upon Landlord. If Landlord elects to pay any assessment in annual installments, then (i) such assessment shall be deemed to have been so divided and to be payable in the maximum number of installments permitted by law, and (ii) there shall be deemed included in Taxes for each Comparison Year the installments of such assessment becoming payable during such Comparison Year, together with interest payable during such Comparison Year on such installments and on all installments thereafter becoming due as provided by law, all as if such assessment had been so divided. If at any time the methods of taxation prevailing on the Effective Date shall be altered so that in lieu of or as an addition to the whole or any part of Taxes, there shall be assessed, levied or imposed (1) a tax, assessment, levy, imposition or charge based on the income or rents received from the Real Property whether or not wholly or partially as a capital levy or otherwise, (2) a tax, assessment, levy, imposition or charge measured by or based in whole or in part upon all or any part of the Real Property and imposed upon Landlord, (3) a license fee measured by the rents, or (4) any other tax, assessment, levy, imposition, charge or license fee however described or imposed, including business improvement district impositions, then all such taxes, assessments, levies, impositions, charges or license fees or the part thereof so measured or based shall be deemed to be Taxes; provided, that Washington State business and occupation tax assessed against Landlord on rental receipts pursuant to this Amended and Restated Lease shall not be included as “Taxes” for purposes of this Section 7.1.

Section 7.2 Tenant’s Tax Payment. (a) If the Taxes payable for any Comparison Year exceed the Base Taxes, Tenant shall pay to Landlord Tenant’s Proportionate Share of such excess (“Tenant’s Tax Payment”). For each Comparison Year, Landlord shall furnish to Tenant a statement setting forth Landlord’s reasonable estimate of Tenant’s Tax Payment for such Comparison Year (the “Tax Estimate”). Tenant shall pay to Landlord on the 1st day of each month during such Comparison Year an amount equal to 1/12 of the Tax Estimate for such Comparison Year. If Landlord furnishes a Tax Estimate for a Comparison Year subsequent to the commencement thereof, then (i) until the 1st day of the month following the month in which the Tax Estimate is furnished to Tenant, Tenant shall pay to Landlord on the 1st day of each month an amount equal to the monthly sum payable by Tenant to Landlord under this Section 7.2 during the last month of the preceding Comparison Year, (ii) promptly after the Tax Estimate is furnished to Tenant or together therewith, Landlord shall give notice to Tenant stating whether the installments of Tenant’s Tax Estimate previously made for such Comparison Year were greater or less than the installments of Tenant’s Tax Estimate to be made for such Comparison Year in accordance with the Tax Estimate, and (x) if there shall be a deficiency, Tenant shall pay the amount thereof within 20 Business Days after demand therefor, or (y) if there shall have been an overpayment, Landlord shall credit the amount thereof against subsequent payments of Rent due hereunder, and (iii) on the 1st day of the month following the month in which the Tax Estimate is furnished to Tenant, and on the 1st day of each month thereafter throughout the remainder of such Comparison Year, Tenant shall pay to Landlord an amount equal to 1/12 of the Tax Estimate. Landlord shall have the right, upon not less than 30 days prior written notice to Tenant, to reasonably adjust the Tax Estimate from time to time during any Comparison Year.

(b) As soon as reasonably practicable after Landlord has determined the Taxes for a Comparison Year, Landlord shall furnish to Tenant a Statement for such Comparison Year. If the Statement shall show that the sums paid by Tenant under Section 7.2(a) exceeded the actual amount of Tenant’s Tax Payment for such Comparison Year, Landlord shall credit the amount of such excess against subsequent payments of Rent due hereunder (and/or shall refund such excess to Tenant by check to the extent the excess is greater than the rental due for the remaining term of the Amended and Restated Lease or if the Amended and Restated Lease has expired). If the Statement for such Comparison Year shall show that the sums so paid by Tenant were less than Tenant’s Tax Payment for such Comparison Year, Tenant shall pay the amount of such deficiency within 20 Business Days after delivery of the Statement of Tenant.

(c) Only Landlord may institute proceedings to reduce the Assessed Valuation of the Real Property and the filings of any such proceeding by Tenant without Landlord’s consent shall constitute an Event of Default. If the Taxes payable for the Base Year are reduced, the Base Taxes shall be correspondingly revised, the Additional Rent previously paid or payable on account of Tenant’s Tax Payment hereunder for all Comparison Years shall be recomputed on the basis of such reduction, and Tenant shall pay to Landlord within 20 Business Days after being billed therefor, any deficiency between the amount of such Additional Rent previously computed and paid by Tenant to Landlord, and the amount due as a result of such recomputations. If Landlord receives a refund of Taxes for any Comparison Year, Landlord shall credit against subsequent payments of Rent due hereunder, an amount equal to Tenant’s Proportionate Share of the refund, net of any expenses incurred by Landlord in achieving such refund, which amount shall not exceed Tenant’s Tax Payment paid for such Comparison Year. Landlord shall not be obligated to file any application or institute any proceeding seeking a reduction in Taxes or the Assessed Valuation. The benefit of any exemption or abatement relating to all or any part of the Real Property shall accrue solely to the benefit of Landlord and Taxes shall be computed without taking into account any such exemption or abatement.

(d) Tenant shall be responsible for any applicable occupancy or rent tax now in effect or hereafter enacted and, if such tax is payable by Landlord, Tenant shall promptly pay such amounts to Landlord, upon Landlord’s demand.

(e) Tenant shall be obligated to make Tenant’s Tax Payment regardless of whether Tenant may be exempt from the payment of any Taxes as the result of any reduction, abatement or exemption from Taxes granted or agreed to by any Governmental Authority, or by reason of Tenant’s diplomatic or other tax-exempt status.

Section 7.3 Tenant’s Operating Payment. (a) If the Operating Expenses payable for any Comparison Year exceed the Base Operating Expenses, Tenant shall pay to Landlord Tenant’s Proportionate Share of such excess (“Tenant’s Operating Payment”). For each Comparison Year, Landlord shall furnish to Tenant a statement setting forth Landlord’s reasonable estimate of Tenant’s Operating Payment for such Comparison Year (the “Expense Estimate”). Tenant shall pay to Landlord on the 1st day of each month during such Comparison Year an amount equal to 1/12 of the Expense Estimate. If Landlord furnishes an Expense Estimate for a Comparison Year subsequent to the commencement thereof, then (i) until the 1st day of the month following the month in which the Expense Estimate is furnished to Tenant,

Tenant shall pay to Landlord on the 1st day of each month an amount equal to the monthly sum payable by Tenant to Landlord under this Section 7.3 during the last month of the preceding Comparison Year, (ii) promptly after the Expense Estimate is furnished to Tenant or together therewith, Landlord shall give notice to Tenant stating whether the installments of Tenant’s Operating Payment previously made for such Comparison Year were greater or less than the installments of Tenant’s Operating Payment to be made for such Comparison Year in accordance with the Expense Estimate, and (x) if there shall be a deficiency, Tenant shall pay the amount thereof within 20 Business Days after demand therefor, or (y) if there shall have been an overpayment, Landlord shall credit the amount thereof against subsequent payments of Rent due hereunder, and (iii) on the 1st day of the month following the month in which the Expense Estimate is furnished to Tenant, and on the 1st day of each month thereafter throughout the remainder of such Comparison Year, Tenant shall pay to Landlord an amount equal to 1/12 of the Expense Estimate. Landlord shall have the right, upon not less than 30 days prior written notice to Tenant, to reasonably adjust the Expense Estimate from time to time during any Comparison Year.

(b) On or before May 1st of each Comparison Year, Landlord shall furnish to Tenant a Statement for the immediately preceding Comparison Year. If the Statement shows that the sums paid by Tenant under Section 7.3(a) exceeded the actual amount of Tenant’s Operating Payment for such Comparison Year, Landlord shall credit the amount of such excess against subsequent payments of Rent due hereunder (and/or shall refund such excess to Tenant by check to the extent the excess is greater than the rental due for the remaining term of the Amended and Restated Lease or if the Amended and Restated Lease has expired). If the Statement shows that the sums so paid by Tenant were less than Tenant’s Operating Payment for such Comparison Year, Tenant shall pay the amount of such deficiency within 20 Business Days after delivery of the Statement to Tenant.

Section 7.4 Non-Waiver; Disputes. (a) Landlord’s failure to render any Statement on a timely basis with respect to any Comparison Year shall not prejudice Landlord’s right to thereafter render a Statement with respect to such Comparison Year or any subsequent Comparison Year, nor shall the rendering of a Statement prejudice Landlord’s right to thereafter render a corrected Statement for that Comparison Year.

(b) Each Statement sent to Tenant shall be conclusively binding upon Tenant unless Tenant (i) pays to Landlord when due the amount set forth in such Statement, without prejudice to Tenant’s right to dispute such Statement, and (ii) within 120 days after such Statement is sent, sends a notice to Landlord objecting to such Statement and specifying the reasons therefor, in which case Tenant and its accountants shall have the right to review Landlord’s books and records applicable to such Statement. With respect to each Statement, Landlord will maintain its applicable books and records for a period of at least three (3) years after such Statement is delivered to Tenant and thereafter during the pendency of any review thereof by Tenant pursuant to the terms of this Lease. Tenant agrees that Tenant will not employ, in connection with any dispute under this Amended and Restated Lease, any person or entity who is to be compensated, in whole or in part, on a contingency fee basis. If the parties are unable to resolve any dispute as to the correctness of such Statement within 30 days following such notice of objection, either party may refer the issues raised to one of the nationally recognized public accounting firms selected by Landlord and reasonably acceptable to Tenant, and the decision of such accountants shall be conclusively binding upon Landlord and Tenant. In connection therewith, Tenant and such accountants shall execute and deliver to Landlord a confidentiality agreement, in form and substance reasonably satisfactory to Landlord, whereby such parties agree not to disclose to any third party any of the information obtained in connection with such review. Tenant shall pay the fees and expenses relating to such procedure, unless such accountants determine that Landlord overstated Operating Expenses by more than 3% for such Comparison Year, in which case Landlord shall pay such fees and expenses. Except as provided in this Section 7.4, Tenant shall have no right whatsoever to dispute, by judicial proceeding or otherwise, the accuracy of any Statement.

(c) In addition, if the accounting firm selected by Landlord and Tenant as set forth above concludes that Landlord has overstated any item or items of Operating Expenses and/or Taxes for such year in excess of three percent (3%), Tenant may, within one hundred-eighty (180) days following receipt of such firm’s written report, review Landlord’s books and records for the two (2) prior years whether or not theretofore reviewed, solely to determine whether any such item or items have also been overstated in any of such two (2) prior years. All such review activities shall also be subject to the confidentiality agreement described above.

Section 7.5 Proration. If the Rent Commencement Date is not January 1, and provided that the Rent Commencement Date does not occur in the Base Year, Tenant’s Tax Payment and Tenant’s Operating Payment for the Comparison Year in which the Rent Commencement Date occurs shall be apportioned on the basis of the number of days in the year from the Rent Commencement Date to the following December 31. If the Expiration Date occurs on a date other than December 31st, Tenant’s Tax Payment and Tenant’s Operating Payment for the Comparison Year in which such Expiration Date occurs shall be apportioned on the basis of the number of days in the period from January 1st to the Expiration Date. Upon the expiration or earlier termination of this Amended and Restated Lease, any Additional Rent under this Article 7 shall be adjusted or paid within 30 days after submission of the Statement for the last Comparison Year. Landlord shall have the right, from time to time, to equitably allocate some or all of the Taxes and/or Operating Expenses for the Real Property among different portions or occupants of the Real Property (the “Cost Pools”), in Landlord’s reasonable discretion. Such Cost Pools may include, but shall not be limited to, the office space tenants of the Real Property and the retail space tenants of the Real Property. The Taxes and/or Operating Expenses allocable to each such Cost Pool shall be allocated to such Cost Pool and charged to the tenants within such Cost Pool in an equitable manner.

Section 7.6 No Reduction in Rent. In no event shall any decrease in Operating Expenses or Taxes in any Comparison Year below the Base Operating Expenses or Base Taxes, as the case may be, result in a reduction in the Fixed Rent or any component of Additional Rent payable hereunder.

ARTICLE 8

REQUIREMENTS OF LAW

Section 8.1 Compliance with Requirements.

(a) Tenant’s Compliance. Tenant, at its expense, shall comply with all Requirements applicable to the Premises and/or Tenant’s use or occupancy thereof; provided, however, that Tenant shall not be obligated to comply with any Requirements requiring any structural alterations to the Building unless the application of such Requirements arises from (i) the specific manner and/or nature of Tenant’s use or occupancy of the Premises, as distinct from general office use, (ii) Alterations made by Tenant, or (iii) a breach by Tenant of any provisions of this Amended and Restated Lease. Any repairs or alterations required for compliance with applicable Requirements shall be made at Tenant’s expense (1) by Tenant in compliance with Article 5 if such repairs or alterations are nonstructural and do not affect any Building System, and to the extent such repairs or alterations do not affect areas outside the Premises, or (2) by Landlord if such repairs or alterations are structural or affect any Building System, or to the extent such repairs or alterations affect areas outside the Premises. If Tenant obtains knowledge of any failure to comply with any Requirements applicable to the Premises, Tenant shall give Landlord prompt notice thereof.

(b) Hazardous Materials. Tenant shall not cause or permit (i) any Hazardous Materials to be brought into the Building, (ii) the storage or use of Hazardous Materials in or about the Building or Premises (subject to the second sentence of this Section 8.1(b)), or (iii) the escape, disposal or release of any Hazardous Materials within or in the vicinity of the Building. Nothing herein shall be deemed to prevent Tenant’s use of any Hazardous Materials customarily used in the ordinary course of office work, provided such use is in accordance with all Requirements. Tenant shall be responsible, at its expense, for all matters directly or indirectly based on, or arising or resulting from the presence of Hazardous Materials in the Building which is caused or permitted by a Tenant Party. Tenant shall provide to Landlord copies of all communications received by Tenant with respect to any Requirements relating to Hazardous Materials, and/or any claims made in connection therewith. Landlord or its agents may perform environmental inspections of the Premises at any time.

(c) Landlord’s Compliance. Landlord shall comply with (or cause to be complied with) all Requirements applicable to the Building which are not the obligation of Tenant, to the extent that non-compliance would materially impair Tenant’s use and occupancy of the Premises for the Permitted Uses.

(d) Landlord’s Insurance. Tenant shall not cause or permit any action or condition that would (i) invalidate or conflict with Landlord’s insurance policies, (ii) violate applicable rules, regulations and guidelines of the Fire Department, Fire Insurance Rating Organization or any other authority having jurisdiction over the Building, (iii) cause an increase in the premiums of insurance for the Building over that payable with respect to Comparable Buildings, or (iv) result in Landlord’s insurance companies’ refusing to insure the Building or any property therein in amounts and against risks as reasonably determined by Landlord. If insurance premiums increase as a result of Tenant’s failure to comply with the provisions of this Section 8.1, Tenant shall promptly cure such failure and shall reimburse Landlord for the increased insurance premiums paid by Landlord as a result of such failure by Tenant.

Section 8.2 Fire and Life Safety. Landlord shall maintain in good order and repair the sprinkler, fire-alarm and life-safety system in the Premises. If the Fire Insurance Rating Organization or any Governmental Authority or any of Landlord’s insurers requires or recommends any modifications and/or alterations be made or any additional equipment be supplied in connection with the sprinkler system or fire alarm and life-safety system serving the Building by reason of Tenant’s business, any Alterations performed by Tenant or the location of the partitions, Tenant’s Property, or other contents of the Premises, Landlord shall make such modifications and/or Alterations, and supply such additional equipment, at Tenant’s expense.

ARTICLE 9

SUBORDINATION

Section 9.1 Subordination and Attornment. (a) This Amended and Restated Lease is subject and subordinate to all Mortgages and Superior Leases, and, at the request of any Mortgagee or Lessor, Tenant shall attorn to such Mortgagee or Lessor, its successors in interest or any purchaser in a foreclosure sale.

(b) If a Lessor or Mortgagee or any other person or entity shall succeed to the rights of Landlord under this Amended and Restated Lease, whether through possession or foreclosure action or the delivery of a new lease or deed, then at the request of the successor landlord and upon such successor landlord’s written agreement to accept Tenant’s attornment and to recognize Tenant’s interest under this Amended and Restated Lease, Tenant shall be deemed to have attorned to and recognized such successor landlord as Landlord under this Amended and Restated Lease. The provisions of this Section 9.1 are self-operative and require no further instruments to give effect hereto; provided, however, that Tenant shall promptly execute and deliver any instrument that such successor landlord may reasonably request (i) evidencing such attornment, (ii) setting forth the terms and conditions of Tenant’s tenancy, and (iii) containing such other terms and conditions as may be reasonably required by such Mortgagee or Lessor, provided such terms and conditions do not increase the Rent, increase any of Tenant’s other obligations under this Amended and Restated Lease or adversely affect any of Tenant’s rights under this Amended and Restated Lease. Upon such attornment this Amended and Restated Lease shall continue in full force and effect as a direct lease between such successor landlord and Tenant upon all of the terms, conditions and covenants set forth in this Amended and Restated Lease except that such successor landlord shall not be

(i) liable for any act or omission of Landlord (except to the extent such act or omission continues beyond the date when such successor landlord succeeds to Landlord’s interest and Tenant gives notice of such act or omission);

(ii) bound by any prepayment of more than one month’s Rent to any prior landlord; or

(iii) liable for the repayment of any security deposit or surrender of any letter of credit, unless and until such security deposit actually is paid or such letter of credit is actually delivered to such successor landlord.

(c) Tenant shall from time to time within 10 days of request from Landlord execute and deliver any documents or instruments that may be reasonably required by any Mortgagee or Lessor to confirm any subordination; provided, however, that any obligation of Tenant to enter into any written subordination agreement in favor of a Mortgagee or Lessor with respect to this Amended and Restated Lease shall be subject to the written agreement of the Mortgagee or Lessor to not disturb Tenant’s right of possession of the Premises and other rights hereunder upon a foreclosure of the subject Mortgage or upon the taking of any action under a Superior Lease such that the Lessor shall succeed to the rights of Landlord under this Amended and Restated Lease.

Section 9.2 Mortgage or Superior Lease Defaults. Any Mortgagee may elect that this Amended and Restated Lease shall have priority over the Mortgage and, upon notification to Tenant by such Mortgagee, this Amended and Restated Lease shall be deemed to have priority over such Mortgage, regardless of the date of this Amended and Restated Lease.

Section 9.3 Tenant’s Termination Right. As long as any Superior Lease or Mortgage exists, Tenant shall not seek to terminate this Amended and Restated Lease by reason of any act or omission of Landlord until (a) Tenant shall have given notice of such act or omission to all Lessors and/or Mortgagees, and (b) a reasonable period of time shall have elapsed following the giving of notice of such default and the expiration of any applicable notice or grace periods (unless such act or omission is not capable of being remedied within a reasonable period of time), but in all events not to exceed one hundred eighty (180) days, during which period such Lessors and/or Mortgagees shall have the right, but not the obligation, to remedy such act or omission and thereafter diligently proceed to so remedy such act or omission. If any Lessor or Mortgagee elects to remedy such act or omission of Landlord, Tenant shall not seek to terminate this Amended and Restated Lease so long as such Lessor or Mortgagee is proceeding with reasonable diligence to effect such remedy.

Section 9.4 Provisions. The provisions of this Article 9 shall (a) inure to the benefit of Landlord, any future owner of the Building or the Real Property, Lessor or Mortgagee and any sublessor thereof and (b) apply notwithstanding that, as a matter of law, this Amended and Restated Lease may terminate upon the termination of any such Superior Lease or Mortgage.

Section 9.5 Future Condominium Declaration. This Amended and Restated Lease and Tenant’s rights hereunder are and will be subject and subordinate to any condominium declaration, by-laws and other instruments (collectively, the “Declaration”) which may be recorded in order to permit a condominium form of ownership of the Building pursuant to the Washington Condominium Act, RCW 64.34.005-950, or any successor Requirement, provided that the Declaration does not increase the Rent, increase any of Tenant’s other obligations under this Amended and Restated Lease or adversely affect any of Tenant’s rights under this Amended and Restated Lease. At Landlord’s request, and subject to the foregoing proviso, Tenant will execute and deliver to Landlord an amendment of this Amended and Restated Lease confirming such subordination and modifying this Amended and Restated Lease to conform to such condominium regime.

ARTICLE 10

SERVICES

Section 10.1 Electricity. Subject to any Requirements or any public utility rules or regulations governing energy consumption, Landlord shall make or cause to be made, customary arrangements with utility companies and/or public service companies to furnish electric current to the Premises for Tenant’s use in accordance with the Design Standards. If Landlord reasonably determines by the use of an electrical consumption survey or by other reasonable means that Tenant is using electric current (including overhead fluorescent fixtures) in excess of .60 kilowatt hours per square foot of usable area in the Premises per month, as determined on an annualized basis (“Excess Electrical Usage”), then Landlord shall have the right to charge Tenant an amount equal to Landlord’s reasonable estimate of Tenant’s Excess Electrical Usage, and shall have the further right to install an electric current meter, sub-meter or check meter in the Premises (a “Meter”) to measure the amount of electric current consumed in the Premises. The cost of such Meter, special conduits, wiring and panels needed in connection therewith and the installation, maintenance and repair thereof shall be paid by Tenant. Tenant shall pay to Landlord, from time to time, but no more frequently than monthly, for its Excess Electrical Usage at the Premises, plus Landlord’s charge equal to 15% of Tenant’s Excess Electrical Usage for Landlord’s costs of maintaining, repairing and reading such Meter. The rate to be paid by Tenant for submetered electricity shall include any taxes or other charges in connection therewith.

Section 10.2 Excess Electricity. Tenant shall at all times comply with the rules and regulations of the utility company supplying electricity to the Building. Tenant shall not use any electrical equipment which, in Landlord’s reasonable judgment, would exceed the capacity of the electrical equipment serving the Premises. If Landlord determines that Tenant’s electrical requirements necessitate installation of any additional risers, feeders or other electrical distribution equipment (collectively, “Electrical Equipment”), or if Tenant provides Landlord with evidence reasonably satisfactory to Landlord of Tenant’s need for excess electricity and requests that additional Electrical Equipment be installed, Landlord shall, at Tenant’s expense, install such additional Electrical Equipment, provided that Landlord, in its sole judgment, determines that (a) such installation is practicable and necessary, (b) such additional Electrical Equipment is permissible under applicable Requirements, and (c) the installation of such Electrical Equipment will not cause permanent damage to the Building or the Premises, cause or create a hazardous condition, entail excessive or unreasonable alterations, interfere with or limit electrical usage by other tenants or occupants of the Building or exceed the limits of the switchgear or other facilities serving the Building, or require power in excess of that available from the utility company serving the Building.

Section 10.3 Elevators. Landlord shall provide passenger elevator service to the Premises 24 hours per day, 7 days per week; provided, however, Landlord may limit passenger elevator service during times other than Ordinary Business Hours. Landlord shall provide at least one freight elevator serving the Premises, available upon Tenant’s prior request, on a non-exclusive “first come, first serve” basis with other Building tenants, on all Business Days from 8:00 a.m. to 5:00 p.m., excluding Tuesdays from 1:00 pm to 3:00 pm, which hours of operation are subject to change.

Section 10.4 Heating. Ventilation and Air Conditioning. Landlord shall furnish to the Premises heating, ventilation and air-conditioning (“HVAC”) in accordance with the Design Standards set forth in Exhibit D during Ordinary Business Hours. Landlord shall have access to all air-cooling, fan, ventilating and machine rooms and electrical closets and all other mechanical installations of Landlord (collectively, “Mechanical Installations”), and Tenant shall not construct partitions or other obstructions which may interfere with Landlord’s access thereto or the moving of Landlord’s equipment to and from the Mechanical Installations. No Tenant Party shall at any time enter the Mechanical Installations or tamper with, adjust, or otherwise affect such Mechanical Installations. Landlord shall not be responsible if the HVAC System fails to provide cooled or heated air, as the case may be, to the Premises in accordance with the Design Standards by reason of (i) any equipment installed by, for or on behalf of Tenant, which has an electrical load in excess of the average electrical load and human occupancy factors for the HVAC System as designed, or (ii) any rearrangement of partitioning or other Alterations made or performed by, for or on behalf of Tenant. Tenant shall install, if missing, blinds or shades on all windows, which blinds and shades shall be subject to Landlord’s approval, and shall keep operable windows in the Premises closed, and lower the blinds when necessary because of the sun’s position, whenever the HVAC System is in operation or as and when required by any Requirement. Tenant shall cooperate with Landlord and shall abide by the rules and regulations which Landlord may reasonably prescribe for the proper functioning and protection of the HVAC System. Tenant acknowledges that the server room in the Premises currently has three heat pumps installed, being two 4-ton units, and one 2.5-ton unit (the “Existing Heat Pumps”). The 2.5-ton unit is currently connected and operational. Tenant shall determine whether it is satisfied with the condition of the Existing Heat Pumps and Landlord shall not have any responsibility or liability for the condition, operation, maintenance, repair or replacement of the Existing Heat Pumps. Tenant may operate the Existing Heat Pumps. Tenant shall be responsible for, and pay directly for, all necessary maintenance and repairs to the Existing Heat Pumps. Tenant shall reimburse Landlord monthly for the cost of all utility services used to operate the Existing Heat Pumps within 10 Business

Days after receipt of Landlord’s invoice for such amount. Landlord may measure Tenant’s usage of such utility services by either a sub-meter or by other reasonable methods such as by temporary check meters or by survey. Tenant, at its cost, may replace the Existing Heat Pumps with one or more new heat pumps, provided, however, that the capacity of such replacement heat pump(s) shall not exceed the 10.5-ton capacity cooling capacity of the Existing Heat Pumps.

Section 10.5 Overtime Freight Elevators and HVAC. The Fixed Rent does not include any charge to Tenant for the furnishing of any freight elevator service or HVAC to the Premises during any periods other than as set forth in Section 10.3 and Section 10.4 (“Overtime Periods”). If Tenant desires any such services during Overtime Periods, Tenant shall deliver notice to the Building office requesting such services at least 24 hours prior to the time Tenant requests such services to be provided; provided, however, that Landlord shall use reasonable efforts to arrange such service on such shorter notice as Tenant shall provide. On a single weekend during which Tenant initially moves into the Premises for the conduct of its business, upon 5 days’ prior notice from Tenant to Landlord, Landlord shall make available to Tenant freight elevator service in accordance with Landlord’s then current rules and regulations applicable thereto from 8:00 p.m. on the “move-in” Friday until 7:00 p.m. on Sunday at no cost to Tenant. If Landlord furnishes freight elevator or HVAC service during Overtime Periods, Tenant shall pay to Landlord the cost thereof at the then established rates for such services in the Building.

Section 10.6 Cleaning. Landlord shall cause the Premises (excluding any portions thereof used for the storage, preparation, service or consumption of food or beverages, as an exhibition area or classroom, for storage, as a shipping room, mail room or similar purposes, for private bathrooms, showers or exercise facilities, as a trading floor, or primarily for operation of computer, data processing, reproduction, duplicating or similar equipment) to be cleaned, substantially in accordance with the standards set forth in Exhibit E. Any areas of the Premises which Landlord is not required to clean hereunder or which require additional cleaning shall be cleaned, at Tenant’s expense, by Landlord’s cleaning contractor, at rates which shall be competitive with rates of other cleaning contractors providing comparable services to Comparable Buildings. Landlord’s cleaning contractor and its employees shall have access to the Premises at all times except between 8:00 a.m. and 5:30 p.m. on weekdays which are not Observed Holidays.

Section 10.7 Water. Landlord shall provide water in the core lavatories and existing kitchens on each floor of the Building. If Tenant requires water for any additional purposes, Tenant shall pay for the cost of bringing water to the Premises and Landlord may install a meter to measure the water. Tenant shall pay the cost of such installation, and for all maintenance, repairs and replacements thereto, and for the reasonable charges of Landlord for the water consumed.

Section 10.8 Refuse Removal. Landlord shall provide refuse removal services at the Building for ordinary office refuse and rubbish. Tenant shall pay to Landlord, Landlord’s reasonable charge for such removal to the extent that the refuse generated by Tenant exceeds the refuse customarily generated by general office tenants. Tenant shall not dispose of any refuse in the Common Areas, and if Tenant does so, Tenant shall be liable for Landlord’s reasonable charge for such removal.

Section 10.9 Directory. The lobby shall contain a directory wherein the Building’s tenants shall be listed. Tenant shall be entitled to a proportionate share of such listings, based on the rentable square footage of the Premises.

Section 10.10 Telecommunications. If Tenant requests that Landlord grant access to the Building to a telecommunications service provider designated by Tenant for purposes of providing telecommunications services to Tenant, Landlord shall use its good faith efforts to respond to such request within 10 days. Tenant acknowledges that nothing set forth in this Section 10.10 shall impose any affirmative obligation on Landlord to grant such request and that Landlord, in its sole discretion, shall have the right to determine which telecommunications service providers shall have access to Building facilities.

Section 10.11 Service Interruptions. Landlord reserves the right to suspend any service when necessary, by reason of Unavoidable Delays, accidents or emergencies, or for any Work of Improvement which, in Landlord’s reasonable judgment, is necessary or appropriate, until such Unavoidable Delay, accident or emergency shall cease or such Work of Improvement is completed and Landlord shall not be liable for any interruption, curtailment or failure to supply services. Landlord shall use reasonable efforts to minimize interference with Tenant’s use and occupancy of the Premises as a result of any such interruption, curtailment or failure of or defect in such service, or change in the supply, character and/or quantity of, electrical service, and to restore any such services, remedy such situation and minimize any interference with Tenant’s business. The exercise of any such right or the occurrence of any such failure by Landlord shall not constitute an actual or constructive eviction, in whole or in part, entitle Tenant to any compensation, abatement or diminution of Rent, relieve Tenant from any of its obligations under this Amended and Restated Lease, or impose any liability upon Landlord or any Indemnified Party by reason of inconvenience to Tenant, or interruption of Tenant’s business, or otherwise. Landlord shall not be liable in any way to Tenant for any failure, defect or interruption of, or change in the supply, character and/or quantity of, electric service furnished to the Premises for any reason except if attributable to the gross negligence or willful misconduct of Landlord. Notwithstanding the foregoing and any other provision of this Lease to the contrary (other than in the event of a casualty or a Taking, for which the provisions of Articles 11 and 12 of this Lease shall govern), if (i) any services to the Premises or any utilities to the Premises are interrupted due to a cause within Landlord’s reasonable control, or Tenant’s ability to use and occupy part or all of the Premises is impaired due to the foregoing activities of Landlord, its agents, employees or contractors, in the performance of any such Work of Improvement, (ii) Tenant is unable to, and does not, use such part or all of the Premises as a result of such interruption or impairment, (iii) Tenant shall have given notice respecting such interruption or impairment to Landlord, and (iv) Landlord shall have failed to cure such interruption or impairment within five (5) consecutive days after receiving such notice, then Rent hereunder as to such part or all of the Premises shall thereafter be abated beginning on the first (1st) day of such interruption or impairment until such time as such interruption is restored or such impairment shall cease, or Tenant begins using such part or all of the Premises again, whichever shall first occur. Such abatement of Rent shall be Tenant’s sole recourse in the event of such interruption or impairment. In the event of a casualty or a Taking, the applicable provisions of this Lease shall prevail over the provisions of this Section 10.11.

Section 10.12 Level of Service. Landlord shall manage or cause the Building to be managed in a manner substantially consistent with the manner in which Comparable Buildings are managed and Landlord will endeavor to maintain Operating Expenses at a level that is reasonably commensurate with those of Comparable Buildings, but with due consideration being given to whether the services that Landlord provides from time to time are in excess of, or less than, those normally provided by the landlords of Comparable Buildings.

Section 10.13 No Double Charges. Notwithstanding anything herein to the contrary, in no event shall Tenant be required to pay more than once for any charge permitted to be charged to Tenant under this Lease, or for Tenant’s Proportionate Share thereof, as the case may be. In addition, in the event that more than one tenant of the Building requires additional services simultaneously with those provided to Tenant (e.g. HVAC to a shared office floor), the charges for such services shall be equitably apportioned between such tenant and Tenant.

ARTICLE 11

INSURANCE; PROPERTY LOSS OR DAMAGE

Section 11.1 Tenant’s Insurance. (a) Tenant, at its expense, shall obtain and keep in full force and effect during the Term:

(i) a policy of commercial general liability insurance on an occurrence basis against claims for personal injury, bodily injury, death and/or property damage occurring in or about the Building, under which Tenant is named as the insured and Landlord, Landlord’s Agent and any Lessors and any Mortgagees whose names have been furnished to Tenant are named as additional insureds (the “Insured Parties”). Such insurance shall provide primary coverage without contribution from any other insurance carried by or for the benefit of the Insured Parties, and Tenant shall obtain blanket broad-form contractual liability coverage to insure its indemnity obligations set forth in Article 25. The minimum limits of liability applying exclusively to the Premises shall be a combined single limit with respect to each occurrence in an amount of not less than $5,000,000; provided, however, that Landlord shall retain the right to require Tenant to increase such coverage from time to time to that amount of insurance which in Landlord’s reasonable judgment is then being customarily required by landlords for similar office space in Comparable Buildings. The self insured retention for such policy shall not exceed $10,000. Tenant may satisfy the limits of liability required herein with a combination of umbrella and/or excess policies of insurance, provided that such policies comply with all of the provisions hereof (including, without limitation, with respect to scope of coverage and naming of the Insured Parties);

(ii) insurance against loss or damage by fire, and such other risks and hazards as are insurable under then available standard forms of “Special Form Causes of Loss” or “All Risk” property insurance policies, insuring Tenant’s Property and all Alterations and improvements to the Premises (including the initial installations) to the extent such Alterations and improvements exceed the cost of the improvements typically performed in connection with the initial occupancy of tenants in the Building (“Building Standard Installations”), for the full insurable value thereof or replacement cost thereof, having a deductible amount, if any, not in excess of $25,000;

(iii) during the performance of any Alteration, until completion thereof, Builder’s Risk insurance on an “all risk” basis and on a completed value form including a Permission to Complete and Occupy endorsement, for full replacement value covering the interest of Landlord and Tenant (and their respective contractors and subcontractors) in all work incorporated in the Building and all materials and equipment in or about the Premises to the extent such Alteration activities are not covered by Tenant’s then-existing property insurance policies;

(iv) Workers’ Compensation Insurance, as required by law;

(v) Business Interruption Insurance covering a minimum of one year of anticipated gross income;

(vi) if the Building or Real Property includes a parking garage or surface parking lot that is utilized by Tenant, Commercial Automobile Liability Insurance for any owned, non-owned or hired vehicles with a combined single limit with respect to each occurrence in an amount of not less than $1,000,000; and

(vii) such other insurance in such amounts as the Insured Parties may reasonably require from time to time.

(b) All insurance required to be carried by Tenant (i) shall contain a provision that (x) no act or omission of Tenant shall affect or limit the obligation of the insurance company to pay the amount of any loss sustained, and (y) shall be noncancellable and/or no material change in coverage shall be made thereto unless the Insured Parties receive 30 days’ prior notice of the same, by certified mail, return receipt requested (except that 10 days’ notice shall be sufficient in the case of cancelation for nonpayment of premiums), and (ii) shall be effected under valid and enforceable policies issued by reputable insurers admitted to do business in the State of Washington and rated in Best’s Insurance Guide, or any successor thereto as having a “Best’s Rating” of “A-” or better and a “Financial Size Category” of at least “X” or better, or, if such ratings are not then in effect, the equivalent thereof or such other financial rating as Landlord may at any time consider appropriate.

(c) On or prior to the Commencement Date, Tenant shall deliver to Landlord appropriate policies of insurance required to be carried pursuant to this Article 11, including evidence of waivers of subrogation and that the Insured Parties are named as additional insureds (the “Policies”). Evidence of each renewal or replacement of the Policies shall be delivered by Tenant to Landlord at least 10 days prior to the expiration of the Policies. In lieu of the Policies, Tenant may deliver to Landlord a certification from Tenant’s insurance company, on the form currently designated “Acord 27” (Evidence of Property Insurance) and “Acord 25-S” (Certificate of Liability Insurance), or the equivalent, provided that attached thereto is an endorsement to Tenant’s commercial general liability policy naming the Insured Parties as additional insureds, which endorsement is at least as broad as ISO policy form “CG 20 11 Additional Insured – Managers or Lessors of Premises” (pre-1999 edition) and which endorsement expressly provides coverage for the negligence of the additional insureds, which certification shall be binding on Tenant’s insurance company, and which shall expressly provide that such certification (i) conveys to the Insured Parties all the rights and privileges afforded under the Policies as primary insurance, and (ii) contains an unconditional obligation of the insurance company to advise all Insured Parties in writing by certified mail, return receipt requested, at least 30 days in advance of any termination or change to the Policies that would affect the interest of any of the Insured Parties (except that 10 days’ notice shall be sufficient in the case of cancelation for nonpayment of premiums).

Section 11.2 Waiver of Subrogation. Landlord and Tenant shall each procure an appropriate clause in or endorsement to any property insurance covering the Real Property and personal property, fixtures and equipment located therein, wherein the insurer waives subrogation or consents to a waiver of right of recovery, and Landlord and Tenant agree not to make any claim against, or seek to recover from, the other for any loss or damage to its property or the property of others resulting from fire or other hazards to the extent covered by the property insurance that was required to be carried by that party under the terms of this Amended and Restated Lease. Tenant acknowledges that Landlord shall not carry insurance on, and shall not be responsible for, (i) damage to any Above Building Standard Installations, (ii) Tenant’s Property, and (iii) any loss suffered by Tenant due to interruption of Tenant’s business.

Section 11.3 Restoration. (a) If the Premises are damaged by fire or other casualty, or if the Building is damaged such that Tenant is deprived of reasonable access to the Premises, the damage shall be repaired by Landlord, to substantially the condition of the Premises prior to the damage, subject to the provisions of any Mortgage or Superior Lease, but Landlord shall have no obligation to repair or restore (i) Tenant’s Property or (ii) except as provided in Section 11.3(b), any Alterations or improvements to the Premises to the extent such Alterations or improvements exceed Building Standard Installations (“Above Building Standard Installations”). So long as Tenant is not in default beyond applicable grace or notice provisions in the payment or performance of its obligations under this Section 11.3, and provided Tenant timely delivers to Landlord either Tenant’s Restoration Payment (as hereinafter defined) or the Restoration Security (as hereinafter defined) or Tenant expressly waives any obligation of Landlord to repair or restore any of Tenant’s Above Building Standard Installations, then until the restoration of the Premises is Substantially Completed or would have been Substantially Completed but for Tenant Delay, Fixed Rent, Tenant’s Tax Payment and Tenant’s Operating Payment shall be reduced in the proportion by which the area of the part of the Premises which is not usable (or accessible ) and is not used by Tenant bears to the total area of the Premises.

(b) As a condition precedent to Landlord’s obligation to repair or restore any Above Building Standard Installations, Tenant shall (i) pay to Landlord upon demand a sum (“Tenant’s Restoration Payment”) equal to the amount, if any, by which (A) the cost, as estimated by a reputable independent contractor designated by Landlord, of repairing and restoring all Alterations and Initial Installations in the Premises to their condition prior to the damage, exceeds (B) the cost of restoring the Premises with Building Standard Installations, or (ii) furnish to Landlord security (the “Restoration Security”) in form and amount reasonably acceptable to Landlord to secure Tenant’s obligation to pay all costs in excess of restoring the Premises with Building Standard Installations. If Tenant shall fail to deliver to Landlord either (1) Tenant’s Restoration Payment or the Restoration Security, as applicable, or (2) a waiver by Tenant, in form satisfactory to Landlord, of all of Landlord’s obligations to repair or restore any of the Above Building Standard Installations, in either case within 15 days after Landlord’s demand therefor, Landlord shall have no obligation to restore any Above Building Standard Installations and Tenant’s abatement of Fixed Rent, Tenant’s Tax Payment and Tenant’s Operating Payment shall cease when the restoration of the Premises (other than any Above Building Standard Installations) is Substantially Complete.

Section 11.4 Landlord’s Termination Right. Notwithstanding anything to the contrary contained in Section 11.3, (a) if the Premises are totally damaged or are rendered wholly untenantable, (b) if the Building shall be so damaged that, in Landlord’s reasonable opinion, substantial alteration, demolition, or reconstruction of the Building shall be required (whether or not the Premises are so damaged or rendered untenantable), (c) if any Mortgagee shall require that the insurance proceeds or any portion thereof be used to retire the Mortgage debt or any Lessor shall terminate the Superior Lease, as the case may be, or (d) if the damage is not fully covered, except for deductible amounts, by Landlord’s insurance policies, then in any of such events, Landlord may, not later than 60 days following the date of the damage, terminate this Amended and Restated Lease by notice to Tenant. If this Amended and Restated Lease is so terminated, (a) the Term shall expire upon the 30th day after such notice is given, (b) Tenant shall vacate the Premises and surrender the same to Landlord, (c) Tenant’s liability for Rent shall cease as of the date of the damage, and (d) any prepaid Rent for any period after the date of the damage shall be refunded by Landlord to Tenant.

Section 11.5 Tenant’s Termination Right. If the Premises are totally damaged and are thereby rendered wholly untenantable, or if the Building shall be so damaged that Tenant is deprived of reasonable access to the Premises, and if Landlord elects to restore the Premises, Landlord shall, within 60 days following the date of the damage, cause a contractor or architect selected by Landlord to give notice (the “Restoration Notice”) to Tenant of the date by which such contractor or architect estimates the restoration of the Premises (excluding any Above Building Standard Installations) shall be Substantially Completed. If such date, as set forth in the Restoration Notice, is more than 18 months from the date of such damage, then Tenant shall have the right to terminate this Amended and Restated Lease by giving notice (the “Termination Notice”) to Landlord not later than 30 days following delivery of the Restoration Notice to Tenant. If Tenant delivers a Termination Notice, this Amended and Restated Lease shall be deemed to have terminated as of the date of the giving of the Termination Notice, in the manner set forth in the second sentence of Section 11.4.

Section 11.6 Final 18 Months. Notwithstanding anything to the contrary in this Article 11, if any damage during the final 18 months of the Term renders the Premises wholly untenantable, either Landlord or Tenant may terminate this Amended and Restated Lease by notice to the other party within 30 days after the occurrence of such damage and this Amended and Restated Lease shall expire on the 30th day after the date of such notice. For purposes of this Section 11.6, the Premises shall be deemed wholly untenantable if Tenant shall be precluded from using more than 50% of the Premises for the conduct of its business and Tenant’s inability to so use the Premises is reasonably expected to continue for more than 90 days.

Section 11.7 Landlord’s Liability. Any Building employee to whom any property shall be entrusted by or on behalf of Tenant shall be deemed to be acting as Tenant’s agent with respect to such property and neither Landlord nor its agents shall be liable for any damage to such property, or for the loss of or damage to any property of Tenant by theft or otherwise. None of the Insured Parties shall be liable for any injury or damage to persons or property or interruption of Tenant’s business resulting from fire or other casualty, any damage caused by other tenants or persons in the Building or by construction of any private, public or quasi-public work, or any latent defect in the Premises or in the Building (except that Landlord shall be required to repair the same to the extent provided in Article 6). No penalty shall accrue for delays which may arise by reason of adjustment of casualty insurance on the part of Landlord or Tenant, or for any Unavoidable Delays arising from any repair or restoration of any portion of the Building, provided that Landlord shall use reasonable efforts to minimize interference with Tenant’s use and occupancy of the Premises during the performance of any such repair or restoration.

ARTICLE 12

EMINENT DOMAIN

Section 12.1 Taking.

(a) Total Taking. If all or substantially all of the Real Property, the Building or the Premises shall be acquired or condemned for any public or quasi-public purpose (a “Taking”), this Amended and Restated Lease shall terminate and the Term shall end as of the date of the vesting of title and Rent shall be prorated and adjusted as of such date.

(b) Partial Taking. Upon a Taking of only a part of the Real Property, the Building or the Premises then, except as hereinafter provided in this Article 12, this Amended and Restated Lease shall continue in full force and effect, provided that from and after the date of the vesting of title, Fixed Rent and Tenant’s Proportionate Share shall be modified to reflect the reduction of the Premises and/or the Building as a result of such Taking.

(c) Landlord’s Termination Right. Whether or not the Premises are affected, Landlord may, by notice to Tenant, within 60 days following the date upon which Landlord receives notice of the Taking of all or a portion of the Real Property, the Building or the Premises, terminate this Amended and Restated Lease as of the date immediately prior to the date of vesting of title, provided that Landlord elects to terminate leases (including this Lease) affecting at least 50% of the rentable area of the Building.

(d) Tenant’s Termination Right. If the part of the Real Property so Taken contains more than 20% of the total area of the Premises occupied by Tenant immediately prior to such Taking, or if, by reason of such Taking, Tenant no longer has reasonable means of access to the Premises, Tenant may terminate this Amended and Restated Lease by notice to Landlord given within 30 days following the date upon which Tenant is given notice of such Taking. If Tenant so notifies Landlord, this Amended and Restated Lease shall end and expire upon the 30th day following the giving of such notice. If a part of the Premises shall be so Taken and this Amended and Restated Lease is not terminated in accordance with this Section 12.1 Landlord, without being required to spend more than it collects as an award, shall, subject to the provisions of any Mortgage or Superior Lease, restore that part of the Premises not so Taken to a self-contained rental unit substantially equivalent (with respect to character, quality, appearance and services) to that which existed immediately prior to such Taking, excluding Tenant’s Property and any Above Building Standard Installations.

(e) Apportionment of Rent. Upon any termination of this Amended and Restated Lease pursuant to the provisions of this Article 12, Rent shall be apportioned as of, and shall be paid or refunded up to and including, the earlier of the date the taking is effective or the date of such termination of this Amended and Restated Lease.

Section 12.2 Awards. Upon any Taking, Landlord shall receive the entire award for any such Taking, and Tenant shall have no claim against Landlord or the condemning authority for the value of any unexpired portion of the Term or Tenant’s Alterations; and Tenant hereby assigns to Landlord all of its right in and to such award. Nothing contained in this Article 12 shall be deemed to prevent Tenant from making a separate claim in any condemnation proceedings for the then value of any Tenant’s Property or Above Building Standard Installations included in such Taking and for any moving expenses, provided any such award is in addition to, and does not result in a reduction of, the award made to Landlord.

Section 12.3 Temporary Taking. If all or any part of the Premises is Taken temporarily during the Term for any public or quasi-public use or purpose, Tenant shall give prompt notice to Landlord and the Term shall not be reduced or affected in any way and Tenant shall continue to pay all Rent payable by Tenant without reduction or abatement and to perform all of its other obligations under this Amended and Restated Lease, except to the extent prevented from doing so by the condemning authority, and Tenant shall be entitled to receive any award or payment from the condemning authority for such use, which shall be received, held and applied by Tenant as a trust fund for payment of the Rent falling due.

ARTICLE 13

ASSIGNMENT AND SUBLETTING

Section 13.1 Consent Requirements.

(a) No Transfers. Except as expressly set forth herein, Tenant shall not assign, mortgage, pledge, encumber, or otherwise transfer this Amended and Restated Lease, whether by operation of law or otherwise, and shall not sublet, or permit, or suffer the Premises or any part thereof to be used or occupied by others (whether for desk space, mailing privileges or otherwise), without Landlord’s prior consent in each instance, which consent shall not be unreasonably withheld, conditioned or delayed as provided in Section 13.3. Any assignment, sublease, mortgage, pledge, encumbrance or transfer in contravention of the provisions of this Article 13 shall be void and shall constitute an Event of Default.

(b) Collection of Rent. If, without Landlord’s consent, this Amended and Restated Lease is assigned, or any part of the Premises is sublet or occupied by anyone other than Tenant or this Amended and Restated Lease is encumbered (by operation of law or otherwise), Landlord may collect rent from the assignee, subtenant or occupant, and apply the net amount collected to the Rent herein reserved. No such collection shall be deemed a waiver of the provisions of this Article 13, an acceptance of the assignee, subtenant or occupant as tenant, or a release of Tenant from the performance of Tenant’s covenants hereunder, and in all cases Tenant shall remain fully liable for its obligations under this Amended and Restated Lease.

(c) Further Assignment/Subletting. Landlord’s consent to any assignment or subletting shall not relieve Tenant from the obligation to obtain Landlord’s consent to any further assignment or subletting. In no event shall any permitted subtenant assign or encumber its sublease or further sublet any portion of its sublet space, or otherwise suffer or permit any portion of the sublet space to be used or occupied by others.

Section 13.2 Tenant’s Notice. If Tenant desires to assign this Amended and Restated Lease or sublet all or any portion of the Premises (sometimes referred to herein as a “Transfer”), Tenant shall give notice thereof to Landlord, which shall be accompanied by (a) with respect to an assignment of this Amended and Restated Lease, the date Tenant desires the assignment to be effective, and (b) with respect to a sublet of all or a part of the Premises, a description of the portion of the Premises to be sublet and the commencement date of such sublease. If Tenant has vacated all or substantially all of the Premises or is in the process of making arrangements to do so (with no intention of returning to the Premises during the Term), and if the proposed transaction is either an assignment of this Amended and Restated Lease, or a sublease of the entire Premises, such notice shall be deemed an offer from Tenant to Landlord of the right, at Landlord’s option, to terminate this Amended and Restated Lease with respect to the entire Premises. If the proposed transaction is a sublease of a portion of the Premises, which, together with all other presently existing subleases, comprises a subletting of more than 1/3rd of the rentable square footage of the Premises, and such sublease is for a term substantially equal to the then remaining Term of this Amended and Restated Lease, such notice shall be deemed an offer from Tenant to Landlord of the right, at Landlord’s option to terminate this Amended and Restated Lease with respect to such space as Tenant then proposes to sublease (the “Partial Space”), but not any other previously subleased space, upon the terms and conditions hereinafter set forth. Such option may be exercised by notice from Landlord to Tenant within 20 days after delivery of Tenant’s notice. If Landlord exercises its option to terminate this Amended and Restated Lease, (a) Tenant shall have the right within 7 days to revoke the request to assign or sublease thereby extinguishing Landlord’s right to terminate this Amended and Restated Lease, or (b) if the Tenant does not give such notice within 7 days, (i) this Amended and Restated Lease shall end and expire with respect to all or a portion of the Premises, as the case may be, on the date that such assignment or sublease was to commence, provided that such date is in no event earlier than 90 days after the date of the above notice unless Landlord agrees to such earlier date, (ii) Rent shall be apportioned, paid or refunded as of such date, (iii) Tenant, upon Landlord’s request, shall enter into an amendment of this Amended and Restated Lease ratifying and confirming such total or partial termination, and setting forth any appropriate modifications to the terms and provisions hereof, and (iv) Landlord shall be free to lease the Premises (or any part thereof) to Tenant’s prospective assignee or subtenant or to any other party. Landlord shall pay all costs to make the Partial Space a self-contained rental unit and to install any required Building corridors.

Section 13.3 Intentionally Omitted.

Section 13.4 Conditions to Assignment/Subletting. (a) If Landlord does not exercise Landlord’s termination option provided under Section 13.2, or if Landlord does not have a termination option under Section 13.2, then provided that no Event of Default then exists, Landlord’s consent to the proposed assignment or subletting shall not be unreasonably withheld, conditioned or delayed. Such consent shall be granted or denied within 15 days after delivery to Landlord of (i) a true and complete statement reasonably detailing the identity of the proposed assignee or subtenant (“Transferee”), the nature of its business and its proposed use of the Premises, (ii) current financial information with respect to the Transferee, including its most recent financial statements, (iii) all of the terms of the proposed Transfer and the consideration therefor, together with a copy of all existing executed and/or proposed documentation pertaining to the proposed Transfer, including all existing operative documents to be executed to evidence such Transfer or the agreements incidental or related to such Transfer, provided that Landlord shall have the right to require Tenant to utilize Landlord’s standard Transfer documents in connection with the documentation of such Transfer, and (iv) any other information Landlord may reasonably request. Landlord shall consent to the requested Transfer, provided that:

(i) in Landlord’s reasonable judgment, the Transferee is engaged in a business or activity, and the Premises will be used in a manner, which (1) is in keeping with the then standards of the Building, (2) is for a Permitted Use, and (3) does not violate any restrictions set forth in this Amended and Restated Lease, any Mortgage or Superior Lease or any negative covenant as to use of the Premises required by any other lease in the Building;

(ii) in Landlord’s reasonable judgment the Transferee is reputable with sufficient financial means to perform all of its obligations under this Amended and Restated Lease or the sublease, as the case may be;

(iii) there shall be not more than 2 subtenants (excluding Tenant or any Related Entities) in each floor of the Premises;

(iv) with respect to any assignment or subletting for which Landlord’s consent is required under this Lease, Tenant shall, upon demand, reimburse Landlord for all reasonable expenses incurred by Landlord in connection with such assignment or sublease, including any investigations as to the acceptability of the Transferee and all legal costs reasonably incurred in connection with the granting of any requested consent, which legal costs shall not exceed $3,000 for a normal sublease consent (as reasonably determined by Landlord) that does not present any special issues such as the subtenant’s request for a non-disturbance agreement from Landlord, the subtenant’s request for significant alterations to the Premises or unusually protracted discussions with the potential subtenant or its counsel; and;

(v) the proposed Transfer is either a sublease or a non-collateral complete assignment;

(vi) the proposed Transfer would not cause Landlord to be in violation of any Requirements or any other lease, Mortgage, Superior Lease or agreement to which Landlord is a party and would not give a tenant of the Real Property a right to cancel its lease; provided, however, that Tenant shall be entitled to review the relevant portions of any such agreement that is the basis of a refusal of Landlord to grant consent to a Transfer under this item (vi) so long as Tenant agrees to keep such information strictly confidential; and

(vii) the Transferee shall not be either a governmental agency or an instrumentality thereof, nor shall the Transferee be entitled, directly or indirectly, to diplomatic or sovereign immunity, regardless of whether the Transferee agrees to waive such diplomatic or sovereign immunity, and shall be subject to the service of process in, and the jurisdiction of the courts of, the County of King and State of Washington.

The parties hereby agree, without limitation as to other reasonable grounds for withholding consent, that it shall be reasonable under this Amended and Restated Lease and under applicable law for Landlord to withhold consent to any proposed Transfer based upon any of the foregoing criteria.

(b) With respect to each and every subletting and/or assignment approved by Landlord under the provisions of this Amended and Restated Lease:

(i) the form of the proposed assignment or sublease shall be reasonably satisfactory to Landlord;

(ii) no sublease shall be for a term ending later than one day prior to the Expiration Date;

(iii) no Transferee shall take possession of any part of the Premises until an executed counterpart of such sublease or assignment has been delivered to Landlord and approved by Landlord as provided in Section 13.4(a);

(iv) if an Event of Default occurs after Landlord has given its consent but prior to the effective date of such assignment or subletting and such Event of Default is not cured prior to such effective date of such assignment or subletting, then Landlord’s consent thereto, if previously granted, shall be immediately deemed revoked without further notice to

Tenant (other than any notice required prior to the effectiveness of such Event of Default), and if such assignment or subletting would have been permitted without Landlord’s consent pursuant to Section 13.8, such permission shall be void and without force and effect, and in either such case, any such assignment or subletting shall constitute a further Event of Default hereunder; and

(v) each sublease shall be subject and subordinate to this Amended and Restated Lease and to the matters to which this Amended and Restated Lease is or shall be subordinate; and Tenant and each Transferee shall be deemed to have agreed that upon the occurrence and during the continuation of an Event of Default hereunder, Tenant has hereby assigned to Landlord, and Landlord may, at its option, accept such assignment of, all right, title and interest of Tenant as sublandlord under such sublease, together with all modifications, extensions and renewals thereof then in effect and such Transferee shall, at Landlord’s option, attorn to Landlord pursuant to the then executory provisions of such sublease, except that Landlord shall not be (A) liable for any previous act or omission of Tenant under such sublease, (B) subject to any counterclaim, offset or defense not expressly provided in such sublease or which theretofore accrued to such Transferee against Tenant, (C) bound by any previous modification of such sublease not consented to by Landlord (unless such modification memorializes the subtenant’s exercise of a right or option granted in the initial sublease or a prior amendment approved by Landlord) or by any prepayment of more than one month’s rent, (D) bound to return such Transferee’s security deposit, if any, except to the extent Landlord shall receive actual possession of such deposit and such Transferee shall be entitled to the return of all or any portion of such deposit under the terms of its sublease, or (E) obligated to make any payment to or on behalf of such Transferee, or to perform any work in the sublet space or the Building, or in any way to prepare the subleased space for occupancy, beyond Landlord’s obligations under this Amended and Restated Lease. The provisions of this Section 13.4(b)(v) shall be self-operative, and no further instrument shall be required to give effect to this provision, provided that the Transferee shall execute and deliver to Landlord any instruments Landlord may reasonably request to evidence and confirm such subordination and attornment.

Section 13.5 Binding on Tenant; Indemnification of Landlord. Notwithstanding any assignment or subletting or any acceptance of rent by Landlord from any Transferee, Tenant and any guarantor shall remain fully liable for the payment of all Rent due and for the performance of all the covenants, terms and conditions contained in this Amended and Restated Lease on Tenant’s part to be observed and performed, and any default under any term, covenant or condition of this Amended and Restated Lease by any Transferee or anyone claiming under or through any Transferee shall be deemed to be a default under this Amended and Restated Lease by Tenant. Tenant shall indemnify, defend, protect and hold harmless Landlord from and against any and all Losses resulting from any claims that may be made against Landlord by the Transferee or anyone claiming under or through any Transferee or by any brokers or other persons or entities claiming a commission or similar compensation in connection with the proposed assignment or sublease, irrespective of whether Landlord shall give or decline to give its consent to any proposed assignment or sublease, or if Landlord shall exercise any of its options under this Article 13.

Section 13.6 Tenant’s Failure to Complete. If Landlord consents to a proposed assignment or sublease and Tenant fails to execute and deliver to Landlord such assignment or sublease within 180 days after the giving of such consent, or the amount of space subject to any such sublease varies by more than 10% from that specified in the notice given by Tenant to Landlord pursuant to Section 13.2, or if there are any changes in the terms and conditions of the proposed assignment or sublease such that Landlord would initially have been entitled to refuse its consent to such Transfer under Section 13.4, then Tenant shall again comply with all of the provisions and conditions of Sections 13.2 and 13.4 before assigning this Amended and Restated Lease or subletting all or part of the Premises.

Section 13.7 Profits. If Tenant enters into any assignment or sublease permitted hereunder or consented to by Landlord, Tenant shall, within 60 days of Landlord’s consent to such assignment or sublease (or if such assignment or sublease is permitted hereunder without Landlord’s prior consent, within 60 days of the effective date of such assignment or sublease), deliver to Landlord a list of Tenant’s reasonable third-party brokerage fees, legal fees and architectural fees paid or to be paid in connection with such transaction and, in the case of any sublease, any actual costs incurred by Tenant in separately demising the sublet space (collectively, “Transaction Costs”), together with a list of all of Tenant’s Property to be transferred to such Transferee. The Transaction Costs shall be amortized, on a straight-line basis, over the term of any sublease. Tenant shall deliver to Landlord evidence of the payment of such Transaction Costs promptly after the same are paid. In consideration of such assignment or subletting, Tenant shall pay to Landlord:

(a) In the case of an assignment, on the effective date of the assignment, 50% of all sums and other consideration paid to Tenant by the Transferee for or by reason of such assignment (including key money, bonus money and any sums paid for services rendered by Tenant to the Transferee in excess of fair market value for such services and sums paid for the sale or rental of Tenant’s Property, less the then fair market or rental value thereof, as reasonably determined by Landlord) after first deducting the Transaction Costs; or

(b) In the case of a sublease, 50% of any consideration payable under the sublease to Tenant by the Transferee which exceeds on a per square foot basis the Fixed Rent, Tenant’s Tax Payment and Tenant’s Operating Payment accruing during the term of the sublease in respect of the sublet space (together with any sums paid for services rendered by Tenant to the Transferee in excess of fair market value for such services and sums paid for the sale or rental of Tenant’s Property, less the then fair market or rental value thereof, as reasonably determined by Landlord) after first deducting the monthly amortized amount of Transaction Costs. The sums payable under this clause shall be paid by Tenant to Landlord monthly as and when paid by the subtenant to Tenant.

The amount payable under this Section 13.7 with respect to any particular Transfer is sometimes referred to herein as the “Transfer Premium.” Landlord or its authorized representatives shall have the right at all reasonable times to audit the books, records and papers of Tenant relating to any Transfer, and shall have the right to make copies thereof. If the Transfer Premium respecting any Transfer shall be found understated by more than three percent (3%), such event shall, at Landlord’s option, be deemed to be an uncurable Event of Default (as such term is defined in Section 15.1 below) and Tenant shall, within thirty (30) days after demand, pay the deficiency, and Tenant shall pay Landlord’s costs of such audit.

Section 13.8 Transfers.

(a) Generally. If Tenant is a legal entity, the transfer (by one or more transfers), directly or indirectly, by operation of law or otherwise, of a majority of the stock or other beneficial ownership interest in Tenant or of all or substantially all of the assets of Tenant (collectively, “Ownership Interests”) shall be deemed a voluntary assignment of this Amended and Restated Lease. For purposes of this Article the term “transfers” shall be deemed to include (x) the issuance of new Ownership Interests which results in a majority of the Ownership Interests in Tenant being held by a person or entity which does not hold a majority of the Ownership Interests in Tenant on the Effective Date, and (y) except as provided below, the sale or transfer of all or substantially all of the assets of Tenant in one or more transactions or the merger, consolidation or conversion of Tenant into or with another business entity.

(b) Notwithstanding the foregoing or anything else to the contrary contained in this Amended and Restated Lease, the provisions of this Article 13 shall not apply to the transfer of Ownership Interests in Tenant if and so long as Tenant is publicly traded on a nationally recognized stock exchange

(c) Permitted Assignees. The provisions of Sections 13.1, 13.2 and 13.6 shall not apply to transactions with a business entity into or with which Tenant is merged, consolidated or converted or to which all or substantially all of Tenant’s assets are transferred (a “Permitted Assignee”) so long as (i) such transfer was made for a legitimate independent business purpose and not for the purpose of transferring this Amended and Restated Lease, (ii) if Tenant is merging into or with another business entity such that Tenant will no longer exist, the successor to Tenant has a tangible net worth computed in accordance with generally accepted accounting principles consistently applied (and excluding goodwill, organization costs and other intangible assets) that is at least equal to the net worth of Tenant on the Effective Date, (iii) proof satisfactory to Landlord of such net worth is delivered to Landlord at least 10 days prior to the effective date of any such transaction, (iv) any such transfer shall be subject and subordinate to all of the terms and provisions of this Amended and Restated Lease, and the transferee shall assume, in a written document reasonably satisfactory to Landlord and delivered to Landlord upon or prior to the effective date of such transfer, all the obligations of Tenant under this Amended and Restated Lease, (v) unless the successor to Tenant has a tangible net worth computed in accordance with generally accepted accounting principles consistently applied (and excluding goodwill, organization costs and other intangible assets) that is at least equal to the net worth of Tenant on the Effective Date, Tenant and any guarantor shall remain fully liable for all obligations to be performed by Tenant under this Amended and Restated Lease, provided that where such condition is satisfied Tenant and any guarantor shall be released from such obligations, and (vi) such transfer does not cause Landlord to be in default under any existing lease at the Real Property.

(d) Related Entities. Tenant may also, upon prior notice to Landlord, assign this Lease to, or permit any business entity which controls, is controlled by, or is under common control with the original Tenant (a “Related Entity”) to sublet all or part of the Premises for any Permitted Uses, provided the Related Entity is in Landlord’s reasonable judgment of a character and engaged in a business which is in keeping with the standards for the Building and for so long as such entity remains a Related Entity. Such assignment or sublease shall not be subject to the provisions of Sections 13.1, 13.2 and 13.6. Such sublease shall not be deemed to vest in any such Related Entity any right or interest in this Amended and Restated Lease nor shall it relieve, release, impair or discharge any of Tenant’s obligations hereunder. For the purposes hereof, “control” shall be deemed to mean ownership of not less than 50% of all of the Ownership Interests of such corporation or other business entity.

(e) Further Transfers. Notwithstanding the foregoing, Tenant shall have no right to assign this Amended and Restated Lease or sublease all or any portion of the Premises without Landlord’s consent pursuant to this Section 13.8 if Tenant is not the initial Tenant herein named, a Permitted Assignee, a Related Entity, or a person or entity who acquired Tenant’s interest in this Amended and Restated Lease in a transaction approved by Landlord, or if an Event of Default by Tenant exists under this Amended and Restated Lease.

(f) Applicability. The limitations set forth in this Section 13.8 shall apply to Transferee(s) and guarantor(s) of this Amended and Restated Lease, if any, and any transfer by any such entity in violation of this Section 13.8 shall be a transfer in violation of Section 13.1.

(g) Modifications, Takeover Agreements. Any modification, amendment or extension of a sublease and/or any other agreement by which a landlord of a building other than the Building or its affiliate agrees to assume the obligations of Tenant under this Amended and Restated Lease shall be deemed a sublease for the purposes of Section 13.1 hereof.

Section 13.9 Assumption of Obligations. No assignment or transfer shall be effective unless and until the Transferee executes, acknowledges and delivers to Landlord an agreement in form and substance reasonably satisfactory to Landlord whereby the Transferee (a) assumes Tenant’s obligations under this Amended and Restated Lease and (b) agrees that, notwithstanding such assignment or transfer, the provisions of Section 13.1 hereof shall be binding upon it in respect of all future assignments and transfers.

Section 13.10 Tenant’s Liability. The joint and several liability of Tenant and any successors-in-interest of Tenant and the due performance of Tenant’s obligations under this Amended and Restated Lease shall not be discharged, released or impaired by any agreement or stipulation made by Landlord, or any grantee or assignee of Landlord, extending the time, or modifying any of the terms and provisions of this Amended and Restated Lease, or by any waiver or failure of Landlord, or any grantee or assignee of Landlord, to enforce any of the terms and provisions of this Amended and Restated Lease.

Section 13.11 Listings in Building Directory. The listing of any name other than that of Tenant on the doors of the Premises, the Building directory or elsewhere shall not vest any right or interest in this Amended and Restated Lease or in the Premises, nor be deemed to constitute Landlord’s consent to any assignment or transfer of this Amended and Restated Lease or to any sublease of the Premises or to the use or occupancy thereof by others. Any such listing shall constitute a privilege revocable in Landlord’s discretion by notice to Tenant. Any subtenants approved by Landlord or otherwise permitted hereunder shall, upon Tenant’s request, be listed in the Building directory.

ARTICLE 14

ACCESS TO PREMISES

Section 14.1 Landlord’s Access. (a) Landlord, Landlord’s agents and utility service providers servicing the Building may erect, use and maintain concealed ducts, pipes and conduits in and through the Premises provided such use does not cause the usable area of the Premises to be reduced beyond a de minimis amount. Landlord shall promptly repair any damage to the Premises caused by any work performed pursuant to this Article 14.

(b) Landlord, any Lessor or Mortgagee and any other party designated by Landlord and their respective agents shall have the right to enter the Premises at all reasonable times, upon reasonable notice (which notice may be oral) except in the case of emergency (in which event no notice shall be required), to examine the Premises, to show the Premises to prospective purchasers, Mortgagees, Lessors or tenants and their respective agents and representatives or others and to perform Work of Improvement to the Premises or the Building.

All parts (except surfaces facing the interior of the Premises) of all walls, windows and doors bounding the Premises, all balconies, terraces and roofs adjacent to the Premises, all space in or adjacent to the Premises used for shafts, stacks, stairways, mail chutes, conduits and other mechanical facilities, Building System, Building facilities and Common Areas are not part of the Premises, and Landlord shall have the use thereof and access thereto through the Premises for the purposes of Building operation, maintenance, alteration and repair.

Section 14.2 Building Name. Landlord has the right at any time to change the name, number or designation by which the Building is commonly known.

Section 14.3 Light and Air. If at any time any windows of the Premises are temporarily darkened or covered over by reason of any Work of Improvement, any of such windows are permanently darkened or covered over due to any Requirement or there is otherwise a diminution of light, air or view by another structure which may hereafter be erected (whether or not by Landlord), Landlord shall not be liable for any damages and Tenant shall not be entitled to any compensation or abatement of any Rent, nor shall the same release Tenant from its obligations hereunder or constitute an actual or constructive eviction, provided, however, that Landlord shall use reasonable efforts to cause the duration of any such darkening or covering to be as short as possible.

ARTICLE 15

DEFAULT

Section 15.1 Tenant’s Defaults. Each of the following events shall be an “Event of Default” hereunder:

(a) Tenant fails to pay when due any installment of Rent, if the failure continues for a period of three (3) days after notice of failure has been given by Landlord to Tenant; or

(b) Tenant fails to observe or perform any other term, covenant or condition of this Amended and Restated Lease and such failure continues for more than 30 days (10 days with respect to a default under Article 3, Article 9 or Section 26.10) after notice by Landlord to Tenant of such default, or if such default (other than a default under Article 3, Article 9 or Section 26.10) is of a nature that it cannot be completely remedied within 30 days, failure by Tenant to commence to remedy such failure within said 30 days, and thereafter diligently prosecute to completion all steps necessary to remedy such default, provided in all events the same is completed within 90 days; or

(c) if Landlord applies or retains any part of the security held by it hereunder, and Tenant fails to deposit with Landlord the amount so applied or retained by Landlord, or if Landlord draws on any Letter of Credit (as hereinafter defined), in part or in whole, and Tenant fails to provide Landlord with a replacement Letter of Credit, within 5 days after notice by Landlord to Tenant stating the amount applied, retained or drawn, as applicable; or

(d) Tenant files a voluntary petition in bankruptcy or insolvency, or is adjudicated a bankrupt or insolvent, or files any petition or answer seeking any reorganization, liquidation, dissolution or similar relief under any present or future federal bankruptcy act or any other present or future applicable federal, state or other statute or law, or makes an assignment for the benefit of creditors or seeks or consents to or acquiesces in the appointment of any trustee, receiver, liquidator or other similar official for Tenant or for all or any part of Tenant’s property; or

(e) A court of competent jurisdiction shall enter an order, judgment or decree adjudicating Tenant bankrupt, or appointing a trustee, receiver or liquidator of Tenant, or of the whole or any substantial part of its property, without the consent of Tenant, or approving a petition filed against Tenant seeking reorganization or arrangement of Tenant under the bankruptcy laws of the United States, as now in effect or hereafter amended, or any state thereof, and such order, judgment or decree shall not be vacated or set aside or stayed within 60 days from the date of entry thereof.

The notice periods provided herein are in lieu of, and not in addition to, any notice periods provided by law.

Section 15.2 Landlord’s Remedies. (a) Upon the occurrence of an Event of Default, Landlord, at its option, and without limiting the exercise of any other right or remedy Landlord may have on account of such Event of Default, and without any further demand or notice, may give to Tenant 3 days’ notice of termination of this Amended and Restated Lease, in which event this Amended and Restated Lease and the Term shall come to an end and expire (whether or not the Term shall have commenced) upon the expiration of such 3 day period with the same force and effect as if the date set forth in the notice was the Expiration Date stated herein; and Tenant shall then quit and surrender the Premises to Landlord, but Tenant shall remain liable for damages as provided in this Article 15, and/or, to the extent permitted by law, Landlord may remove all persons and property from the Premises, which property shall be stored by Landlord at a warehouse or elsewhere at the risk, expense and for the account of Tenant.

(b) If Landlord elects to terminate this Amended and Restated Lease, then Landlord shall be entitled to recover from Tenant the aggregate of:

(i) The worth at the time of award of the unpaid rent earned as of the date of the termination hereof;

(ii) The worth at the time of award of the amount by which the unpaid rent which would have been earned after the date of termination hereof until the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided;

(iii) The worth at the time of award of the amount by which the unpaid rent for the balance of the Term after the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided;

(iv) Any other amount necessary to compensate Landlord for the detriment proximately caused by Tenant’s failure to perform its obligations under this Amended and Restated Lease or which, in the ordinary course of things, would be likely to result therefrom; and

(v) Any other amount which Landlord may hereafter be permitted to recover from Tenant to compensate Landlord for the detriment caused by Tenant’s default.

For the purposes of this Section 15.2(b), “rent” shall be deemed to be and to mean all sums of every nature required to be paid by Tenant pursuant to the terms of this Amended and Restated Lease, whether to Landlord or to others, the “time of award” shall mean the date upon which the judgment in any action brought by Landlord against Tenant by reason of such Event of Default is entered or such earlier date as the court may determine; the “worth at the time of award” of the amounts referred to in Sections 15.2(b)(i) and 15.2(b)(ii) shall be computed by allowing interest on such amounts at the Interest Rate; and the “worth at the time of award” of the amount referred to in Section 15.2(b)(iii) shall be computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus 1% per annum.

Section 15.3 Recovering Rent as It Comes Due. Upon any Event of Default, in addition to any other remedies available to Landlord at law or in equity or under this Amended and Restated Lease, Landlord may elect to continue this Amended and Restated Lease in effect after Tenant’s default and recover rent as it becomes due. Accordingly, if Landlord does not elect to terminate this Amended and Restated Lease, Landlord may, from time to time, enforce all of its rights and remedies under this Amended and Restated Lease, including the right to recover all Rent as it becomes due. Such remedy may be exercised by Landlord without prejudice to its right thereafter to terminate this Amended and Restated Lease in accordance with the other provisions contained in this Article 15. Landlord’s reentry to perform acts of maintenance or preservation of, or in connection with efforts to relet, the Premises, or any portion thereof, or the appointment of a receiver upon Landlord’s initiative to protect Landlord’s interest under this Amended and Restated Lease shall not terminate Tenant’s right to possession of the Premises or any portion thereof and, until Landlord elects to terminate this Amended and Restated Lease, this Amended and Restated Lease shall continue in full force and Landlord may pursue all its remedies hereunder. Nothing in this Article 15 shall be deemed to affect Landlord’s right to indemnification, under the indemnification clauses contained in this Amended and Restated Lease, for Losses arising from events occurring prior to the termination of this Amended and Restated Lease.

Section 15.4 Reletting on Tenant’s Behalf. If Tenant abandons the Premises or if Landlord elects to reenter or takes possession of the Premises pursuant to any legal proceeding or pursuant to any notice provided by Requirements, and until Landlord elects to terminate this Amended and Restated Lease, Landlord may, from time to time, without terminating this Amended and Restated Lease, recover all Rent as it becomes due pursuant to Section 15.3 and/or relet the Premises or any part thereof for the account of and on behalf of Tenant, on any terms, for any term (whether or not longer than the Term), and at any rental as Landlord in its reasonable discretion may deem advisable, and Landlord may make any Work of Improvement to the Premises in connection therewith. Tenant hereby irrevocably constitutes and appoints Landlord as its attorney-in-fact, which appointment shall be deemed coupled with an interest and shall be irrevocable, for purposes of reletting the Premises pursuant to the immediately preceding sentence. If Landlord elects to so relet the Premises on behalf of Tenant, then rentals received by Landlord from such reletting shall be applied:

(a) First, to reimburse Landlord for the costs and expenses of such reletting (including costs and expenses of retaking or repossessing the Premises, removing persons and property therefrom, securing new tenants, and, if Landlord maintains and operates the Premises, the costs thereof) and necessary or reasonable Work of Improvement.

(b) Second, to the payment of any indebtedness of Tenant to Landlord other than Rent due and unpaid hereunder.

(c) Third, to the payment of Rent due and unpaid hereunder, and the residue, if any, shall be held by Landlord and applied in payment of other or future obligations of Tenant to Landlord as the same may become due and payable.

Should the rentals received from such reletting, when applied in the manner and order indicated above, at any time be less than the total amount owing from Tenant pursuant to this Amended and Restated Lease, then Tenant shall pay such deficiency to Landlord, and if Tenant does not pay such deficiency within 5 days of delivery of notice thereof to Tenant, Landlord may bring an action against Tenant for recovery of such deficiency or pursue its other remedies hereunder or under Washington law.

Section 15.5 General. (a) All rights, powers and remedies of Landlord hereunder and under any other agreement now or hereafter in force between Landlord and Tenant shall be cumulative and not alternative and shall be in addition to all rights, powers and remedies given to Landlord at law or in equity. The exercise of any one or more of such rights or remedies shall not impair Landlord’s right to exercise any other right or remedy including any and all rights and remedies of Landlord under Washington law.

(b) If, after Tenant’s abandonment of the Premises, Tenant leaves behind any of Tenant’s Property, then Landlord shall store such Tenant’s Property at a warehouse or any other location at the risk, expense and for the account of Tenant, and such property shall be released only upon Tenant’s payment of such charges, together with moving and other costs relating thereto and all other sums due and owing under this Amended and Restated Lease. If Tenant does not reclaim such Tenant’s Property within the period permitted by law, Landlord may sell such Tenant’s Property in accordance with law and apply the proceeds of such sale to any sums due and owing hereunder, or retain said Property, granting Tenant credit against sums due and owing hereunder for the reasonable value of such Property.

(c) To the extent permitted by law, Tenant hereby waives all provisions of, and protections under, any Requirement to the extent same are inconsistent and in conflict with specific terms and provisions hereof.

Section 15.6 Interest. If any payment of Rent is not paid when due, interest shall accrue on such payment, from the date such payment became due until paid at the Interest Rate. Tenant acknowledges that late payment by Tenant of Rent will cause Landlord to incur costs not contemplated by this Amended and Restated Lease, the exact amount of such costs being extremely difficult and impracticable to fix. Such costs include, without limitation, processing and accounting charges, and late charges that may be imposed on Landlord by the terms of any note secured by a Mortgage covering the Premises. Therefore, in addition to interest, if any amount is not paid when due, a late charge equal to 5% of such amount shall be assessed; provided, however, that on 2 occasions during any calendar year of the Term, Landlord shall give Tenant notice of such late payment and Tenant shall have a period of 5 days thereafter in which to make such payment before any late charge is assessed. Such interest and late charges are separate and cumulative and are in addition to and shall not diminish or represent a substitute for any of Landlord’s rights or remedies under any other provision of this Amended and Restated Lease.

Section 15.7 Other Rights of Landlord. If Tenant fails to pay any Additional Rent when due, Landlord, in addition to any other right or remedy, shall have the same rights and remedies as in the case of a default by Tenant in the payment of Fixed Rent. If Tenant is in arrears in the payment of Rent, Tenant waives Tenant’s right, if any, to designate the items against which any payments made by Tenant are to be credited, and Landlord may apply any payments made by Tenant to any items Landlord sees fit, regardless of any request by Tenant. Landlord reserves the right, without liability to Tenant and without constituting any claim of constructive eviction, to suspend furnishing or rendering to Tenant any property, material, labor, utility or other service, whenever Landlord is obligated to furnish or render the same at the expense of Tenant, in the event that (but only for so long as) Tenant is in arrears in paying Landlord for such items for more than 5 days after notice from Landlord to Tenant demanding the payment of such arrears.

Section 15.8 Landlord Defaults and Tenant Remedies.

(a) In the event of any default under this Lease by Landlord, Landlord shall have thirty (30) days after written notice from Tenant of such default to cure such default, unless such default shall be of a nature that it cannot reasonably be cured within such thirty (30) day period, in which event Landlord shall have a reasonable period of time to cure such default provided that Landlord commences to cure such default within such thirty (30) day period and shall thereafter diligently prosecute such cure to completion. If Landlord fails to cure any default within the cure period specified above, Tenant shall have its rights and remedies permitted at law or in equity.

(b) Tenant shall have the right to offset against Fixed Rent hereunder and no other Rent under this Lease (unless the amount of such offset exceeds six (6) months of Fixed Rent in which event Tenant shall have the right to offset against all Rent hereunder) the amount of any final (nonappealable) judgment or arbitration award (if the parties elect to resolve such dispute by arbitration) in favor of Tenant for amounts that Landlord is obligated to pay Tenant pursuant to this Lease, or as otherwise ordered or decreed by judicial order, to the extent not fully paid by Landlord within thirty (30) days of the date such final judgment or award was entered, together with interest at the Interest Rate from the due date thereof and interest at the Interest Rate from the date that such judgment or arbitration award is entered, or the payment obligation of Landlord arises, as the case may be.

(c) If Landlord fails to fund all or any portion of Landlord’s Contribution within 30 days of the date when due (a “Funding Failure”), and provided the Offset Conditions (as hereinbelow defined) are fully satisfied, Tenant shall be entitled to offset the amounts owed including interest thereon, calculated from the date required to be paid, at the Interest Rate against Fixed Rent and Additional Rent under the Lease, until all such amounts owed have been recouped. The “Offset Conditions” are: (i) the Initial Installations, or portions thereof applicable to such Funding Failure, have been substantially completed in substantial conformity with the Final Plans; (ii) no Event of Default then exists; (iii) no unresolved dispute exists between Landlord and Tenant with respect to performance of the work or Tenant’s satisfaction of the disbursement conditions; and (iv) Tenant has advised Landlord’s Mortgagee in writing of the Funding Failure.

(d) Except for the offset rights set forth in Subsection 15.8(b) permitting Tenant to credit against Rent amounts owed by Landlord to Tenant as specifically provided thereunder, or as otherwise provided in the Work Letter, or as otherwise ordered or decreed by judicial order, Tenant may not offset against Rent any sums owed by Landlord to Tenant.

ARTICLE 16

LANDLORD’S RIGHT TO CURE; FEES AND EXPENSES

If Tenant defaults in the performance of its obligations under this Amended and Restated Lease, Landlord, without waiving such default, may perform such obligations at Tenant’s expense: (a) immediately, and without notice, in the case of emergency or if the default (i) materially interferes with the use by any other tenant of the Building, (ii) materially interferes with the efficient operation of the Building, (iii) results in a violation of any Requirement, or (iv) results or will result in a cancellation of any insurance policy maintained by Landlord, and (b) in any other case if such default continues after 10 days from the date Landlord gives notice of Landlord’s intention to perform the defaulted obligation. All costs and expenses incurred by Landlord in connection with any such performance by it and all costs and expenses, including reasonable counsel fees and disbursements, incurred by Landlord in any action or proceeding (including any unlawful detainer proceeding) brought by Landlord to enforce any obligation of Tenant under this Amended and Restated Lease and/or right of Landlord in or to the Premises or as a result of any default by Tenant under this Amended and Restated Lease, shall be paid by Tenant to Landlord on demand, with interest thereon at the Interest Rate from the date incurred by Landlord. Except as expressly provided to the contrary in this Amended and Restated Lease, all costs and expenses which, pursuant to this Amended and Restated Lease are incurred by Landlord and payable to Landlord by Tenant, and all charges, amounts and sums payable to Landlord by Tenant for any property, material, labor, utility or other services which, pursuant to this Amended and Restated Lease, are attributable directly to Tenant’s use and occupancy of the Premises or presence at the Building, or at the request and for the account of Tenant, are provided, furnished or rendered by Landlord, shall become due and payable by Tenant to Landlord within 10 Business Days after receipt of Landlord’s invoice for such amount.

ARTICLE 17

NO REPRESENTATIONS BY LANDLORD; LANDLORD’S APPROVAL

Section 17.1 No Representations. Except as expressly set forth herein, Landlord and Landlord’s agents have made no warranties, representations, statements or promises with respect to the Building, the Real Property or the Premises and no rights, easements or licenses are acquired by Tenant by implication or otherwise. Tenant is entering into this Amended and Restated Lease after full investigation and is not relying upon any statement or representation made by Landlord not embodied in this Amended and Restated Lease.

Section 17.2 Limitation on Damages.

(a) Wherever in this Amended and Restated Lease Landlord’s consent or approval is required for any assignment of this Lease or sublease of part or all of the Premises, if Landlord refuses to grant such consent or approval, whether or not Landlord expressly agreed that such consent or approval would not be unreasonably withheld, Tenant shall not make or exercise, and Tenant hereby waives, any claim for money damages (including any claim by way of set-off, counterclaim or defense) and/or any right to terminate this Amended and Restated Lease based upon Tenant’s claim or assertion that Landlord unreasonably withheld or delayed its consent or approval to such assignment or sublease. Tenant’s sole remedy in such event shall be an action or proceeding to enforce such provision, by specific performance, injunction or declaratory judgment, including through the rapid arbitration procedures outlined in subsection 17.2(b) below.

(b) If the parties are unable to resolve any outstanding disagreement or dispute as to any matter relating to Landlord’s consent or approval of any assignment of this Lease or sublease of part or all of the Premises, then the parties agree that such outstanding disagreement or dispute will be settled by binding arbitration. The arbitration shall be conducted in accordance with the Rules of Practice & Procedure for Arbitration of JDR in effect when the arbitration begins, except that the parties shall select an arbitrator within 20 days after either party gives notice that it requests arbitration; such arbitration shall be conducted by a single arbitrator experienced in the matters at issue and selected by the parties (or, failing agreement as to an arbitrator with such period, then an arbitrator appointed by JDR from its panel within 10 days after the end of such period), such arbitration shall (i) be held within 30 days after the appointment of the arbitrator, (ii) be held and completed in not more than one (1) day, and (iii) include a requirement that the arbitrator provide its decision within no more than 10 days. The substantially prevailing party at any such arbitration shall have the right to recover from the other party its reasonable expenses and attorneys’ fees incurred at the arbitration and in any effort to have the award enforced. The judgment or award rendered by the arbitrator may be entered in any court having competent jurisdiction in accordance with RCW Chapter 7.04. The arbitration shall be held in Seattle, Washington.

(c) Notwithstanding anything to the contrary contained in this Lease, including without limitation, Article 25 below: (a) in no event shall Landlord be liable for, and Tenant, on behalf of itself and all other Tenant Parties, hereby waives any claim for, any indirect, consequential or punitive damages, including loss of profits or business opportunity, arising under or in connection with this Amended and Restated Lease, and, (b) except as set forth in Section 18.2, in no event shall Tenant be liable for, and Landlord on behalf of itself and all other Landlord Parties, hereby waives any claim for, any indirect, consequential or punitive damages, including loss of profits or business opportunity arising under or in connection with this Lease.

Section 17.3 Reasonable Efforts. For purposes of this Amended and Restated Lease, “reasonable efforts” by Landlord shall not include an obligation to employ contractors or labor at overtime or other premium pay rates or to incur any other overtime costs or additional expenses whatsoever.

ARTICLE 18

END OF TERM

Section 18.1 Expiration. Upon the expiration or other termination of this Amended and Restated Lease, Tenant shall quit and surrender the Premises to Landlord vacant, broom clean and in good order and condition, ordinary wear and tear and damage for which Tenant is not responsible under the terms of this Amended and Restated Lease excepted, and Tenant shall remove all of Tenant’s Property and Specialty Alterations (but excluding any Specialty Alterations existing in the Premises as of the Commencement Date as to the various Suites comprising the Premises and not made by Tenant).

Section 18.2 Holdover; Holdover Rent. Landlord and Tenant recognize that Landlord’s damages resulting from Tenant’s failure to timely surrender possession of the Premises may be substantial, may exceed the amount of the Rent payable hereunder, and will be impossible to accurately measure. Accordingly, if possession of the Premises is not surrendered to Landlord on the Expiration Date or sooner termination of this Amended and Restated Lease, and if Landlord has given or then gives Tenant written notice that Landlord has entered into a lease with a third party for all or any part of the Premises and requires immediate possession of the Premises, or if possession of the Premises is not surrendered to Landlord within 60 days of the Expiration Date or sooner termination of this Amended and Restated Lease, then in addition to any other rights or remedies Landlord may have hereunder or at law, (a) Tenant shall be liable to Landlord for (1) any payment or rent concession which Landlord may be required to make to any tenant obtained by Landlord for all or any part of the Premises (a “New Tenant”) in order to induce such New Tenant not to terminate its lease by reason of the holding-over by Tenant, and (2) the loss of the benefit of the bargain if any New Tenant shall terminate its lease by reason of the holding-over by Tenant, and (b) Tenant shall indemnify Landlord against all claims for damages by any New Tenant. In addition, if possession of the Premises is not surrendered to Landlord on the Expiration Date or sooner termination of this Amended and Restated Lease, Tenant shall pay to Landlord for each month (or any portion thereof) during which Tenant holds over in the Premises after the Expiration Date or sooner termination of this Lease, a sum equal to the 125% of the Rent payable under this Lease for the last full calendar month of the Term as to the first 60 days of such holdover period, and a sum equal to 150% of the Rent payable under this Lease for the last full calendar month of the Term as to the remainder of such holdover period. No holding-over by Tenant, nor the payment to Landlord of the amounts specified above, shall operate to extend the Term hereof. Nothing herein contained shall be deemed to permit Tenant to retain possession of the Premises after the Expiration Date or sooner termination of this Amended and Restated Lease, and no acceptance by Landlord of payments from Tenant after the Expiration Date or sooner termination of this Amended and Restated Lease shall be deemed to be other than on account of the amount to be paid by Tenant in accordance with the provisions of this Section 18.2.

ARTICLE 19

QUIET ENJOYMENT

Provided this Amended and Restated Lease is in full force and effect and no Event of Default then exists, Tenant may peaceably and quietly enjoy the Premises without hindrance by Landlord or any person lawfully claiming through or under Landlord, subject to the terms and conditions of this Amended and Restated Lease and to all Superior Leases and Mortgages. Notwithstanding anything in this Lease to the contrary, Landlord shall supply the basic services required by this Lease to the Premises so long as Tenant is in possession of the Premises and Tenant has not been served with an order by a sheriff or equivalent to vacate the Premises.

ARTICLE 20

NO SURRENDER; NO WAIVER

Section 20.1 No Surrender or Release. No act or thing done by Landlord or Landlord’s agents or employees during the Term shall be deemed an acceptance of a surrender of the Premises, and no provision of this Amended and Restated Lease shall be deemed to have been waived by Landlord or Tenant, unless such waiver is in writing and is signed by Landlord or Tenant as applicable, except to the extent expressly provided otherwise in this Lease.

Section 20.2 No Waiver. The failure of either party to seek redress for violation of, or to insist upon the strict performance of, any covenant or condition of this Amended and Restated Lease, or any of the Rules and Regulations, shall not be construed as a waiver or relinquishment for the future performance of such obligations of this Amended and Restated Lease or the Rules and Regulations, or of the right to exercise such election but the same shall continue and remain in full force and effect with respect to any subsequent breach, act or omission. The receipt by Landlord of any Rent payable pursuant to this Amended and Restated Lease or any other sums with knowledge of the breach of any covenant of this Amended and Restated Lease shall not be deemed a waiver of such breach. No payment by Tenant or receipt by Landlord of a lesser amount than the monthly Rent herein stipulated shall be deemed to be other than a payment on account of the earliest stipulated Rent, or as Landlord may elect to apply such payment, nor shall any endorsement or statement on any check or any letter accompanying any check or payment as Rent be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such Rent or pursue any other remedy provided in this Amended and Restated Lease.

ARTICLE 21

WAIVER OF TRIAL BY JURY; COUNTERCLAIM

Section 21.1 Jury Trial Waiver. THE PARTIES HEREBY AGREE THAT THIS AMENDED AND RESTATED LEASE CONSTITUTES A WRITTEN CONSENT TO WAIVER OF TRIAL BY JURY PURSUANT TO THE PROVISIONS OF WASHINGTON CODE OF CIVIL PROCEDURE SECTION 631 AND EACH PARTY DOES HEREBY CONSTITUTE AND APPOINT THE OTHER PARTY ITS TRUE AND LAWFUL ATTORNEY-IN-FACT, WHICH APPOINTMENT IS COUPLED WITH AN INTEREST, AND EACH PARTY DOES HEREBY AUTHORIZE AND EMPOWER THE OTHER PARTY, IN THE NAME, PLACE AND STEAD OF SUCH PARTY, TO FILE THIS AMENDED AND RESTATED LEASE WITH THE CLERK OR JUDGE OF ANY COURT OF COMPETENT JURISDICTION AS A STATUTORY WRITTEN CONSENT TO WAIVER OF TRIAL BY JURY.

LANDLORD’S INITIALS:	TENANT’S INITIALS:

Section 21.2 Waiver of Counterclaim. If Landlord commences any summary proceeding against Tenant, Tenant will not interpose any counterclaim of any nature or description in any such proceeding (unless failure to interpose such counterclaim would preclude Tenant from asserting in a separate action the claim which is the subject of such counterclaim), and will not seek to consolidate such proceeding with any other action which may have been or will be brought in any other court by Tenant.

ARTICLE 22

NOTICES

Except as otherwise expressly provided in this Amended and Restated Lease, all consents, notices, demands, requests, approvals or other communications given under this Amended and Restated Lease shall be in writing and shall be deemed sufficiently given or rendered if delivered by hand (provided a signed receipt is obtained) or if sent by registered or certified mail (return receipt requested) or by a nationally recognized overnight delivery service making receipted deliveries, addressed to Landlord and Tenant as set forth in Article 1, and to any Mortgagee or Lessor who shall require copies of notices and whose address is provided to Tenant, or to such other address(es) as Landlord, Tenant or any Mortgagee or Lessor may designate as its new address(es) for such purpose by notice given to the other in accordance with the provisions of this Article 22. Any such approval, consent, notice, demand, request or other communication shall be deemed to have been given on the date of receipted delivery, refusal to accept delivery or when delivery is first attempted but cannot be made due to a change of address for which no notice is given or 3 Business Days after it shall have been mailed as provided in this Article 22, whichever is earlier.

ARTICLE 23

RULES AND REGULATIONS

All Tenant Parties shall observe and comply with the Rules and Regulations, as supplemented or amended from time to time. Landlord reserves the right, from time to time, to adopt additional Rules and Regulations and to amend the Rules and Regulations then in effect, provided, however, that no such additional Rule and Regulation, or amendment to a Rule and Regulation, shall be (i) applicable only to the Premises or the Tenant, (ii) inconsistent with an express provision of this Lease, or (iii) binding on Tenant until ten (10) Business Days after Landlord has given to Tenant notice and a copy thereof. Nothing contained in this Amended and Restated Lease shall impose upon Landlord any obligation to enforce the Rules and Regulations or terms, covenants or conditions in any other lease against any other Building tenant, and Landlord shall not be liable to Tenant for violation of the same by any other tenant, its employees, agents, visitors or licensees, provided that Landlord shall enforce the Rules or Regulations against Tenant in a non-discriminatory fashion.

ARTICLE 24

BROKER

Landlord has retained Landlord’s Agent as leasing agent in connection with this Amended and Restated Lease and Landlord will be solely responsible for any fee that may be payable to Landlord’s Agent. Landlord agrees to pay a commission to Tenant’s Broker pursuant to a separate agreement. Each of Landlord and Tenant represents and warrants to the other that neither it nor its agents have dealt with any broker in connection with this Amended and Restated Lease other than Landlord’s Agent and Tenant’s Broker. Each of Landlord and Tenant shall indemnify, defend, protect and hold the other party harmless from and against any and all Losses which the indemnified party may incur by reason of any claim of or liability to any broker, finder or like agent (other than Landlord’s Agent and Tenant’s Broker) arising out of any dealings claimed to have occurred between the indemnifying party and the claimant in connection with this Amended and Restated Lease, and/or the above representation being false.

ARTICLE 25

INDEMNITY

Section 25.1 Tenant’s Indemnity. Tenant shall not do or permit to be done any act or thing upon the Premises or the Building which may subject Landlord to any liability or responsibility for injury, damages to persons or property or to any liability by reason of any violation of any Requirement, and shall exercise such control over the Premises as to fully protect Landlord against any such liability. Except to the extent of any such injury or damage resulting from the negligence or willful misconduct of Landlord or Landlord’s agents or employees, Tenant shall indemnify, defend, protect and hold harmless each of the Indemnitees from and against any and all Losses, resulting from any claims (i) against the Indemnitees arising from any act, omission or negligence of any Tenant Parties, (ii) against the Indemnitees arising from any accident, injury or damage to any person or to the property of any person and occurring in or about the Premises, and (iii) against the Indemnitees resulting from any breach, violation or nonperformance of any covenant, condition or agreement of this Amended and Restated Lease on the part of Tenant to be fulfilled, kept, observed or performed.

Section 25.2 Landlord’s Indemnity. Except to the extent of any such injury or damage resulting from the negligence or willful misconduct of Tenant or Tenant’s agents or employees, Landlord shall indemnify, defend, protect and hold harmless each of the Tenant Parties from and against any and all Losses, resulting from any claims (i) against the Tenant Parties arising from any act, omission or negligence of any of Landlord or Landlord’s employees, agents or contractors, and (ii) against the Tenant Parties resulting from any breach, violation or nonperformance of any covenant, condition or agreement of this Amended and Restated Lease on the part of Landlord to be fulfilled, kept, observed or performed.

Section 25.3 Defense and Settlement.

(a) If any claim, action or proceeding set forth in Section 25.1 is made or brought against any Indemnitee, then upon demand by an Indemnitee, Tenant, at its sole cost and expense, shall resist or defend such claim, action or proceeding in the Indemnitee’s name (if necessary), by attorneys approved by the Indemnitee, which approval shall not be unreasonably withheld, conditioned or delayed (attorneys for Tenant’s insurer shall be deemed approved for purposes of this Section 25.3). Notwithstanding the foregoing, an Indemnitee may retain its own attorneys to participate or assist in defending any claim, action or proceeding involving potential liability in excess of the amount available under Tenant’s liability insurance carried under Section 11.1 for such claim and Tenant shall pay the reasonable fees and disbursements of such attorneys; provided, however, that, notwithstanding anything in this Lease to the contrary, Tenant shall only be responsible for paying for one such attorney for any and all of the Landlord Parties. If Tenant fails to diligently defend or if there is a legal conflict or other conflict of interest, then Landlord may retain separate counsel at Tenant’s expense. The obligations of Tenant under any indemnity herein shall be conditioned upon the Landlord Parties being reasonable in approving a settlement of any indemnified claim. Notwithstanding anything herein contained to the contrary, Tenant may direct the Indemnitee to settle any claim, suit or other proceeding provided that (a) such settlement shall involve no obligation on the part of the Indemnitee other than the payment of money, (b) any payments to be made pursuant to such settlement shall be paid in full exclusively by Tenant at the time such settlement is reached, (c) such settlement shall not require the Indemnitee to admit any liability, and (d) the Indemnitee shall have received an unconditional release from the other parties to such claim, suit or other proceeding.

(b) If any claim, action or proceeding set forth in Section 25.2 is made or brought against any Tenant Party, then upon demand by a Tenant Party, Landlord, at its sole cost and expense, shall resist or defend such claim, action or proceeding in the Tenant Party’s name (if necessary), by attorneys approved by the Tenant Party, which approval shall not be unreasonably withheld, conditioned or delayed (attorneys for Landlord’s insurer shall be deemed approved for purposes of this Section 25.3). Notwithstanding the foregoing, a Tenant

Party may retain its own attorneys to participate or assist in defending any claim, action or proceeding involving potential liability in excess of the amount available under any liability insurance carried by Landlord for such claim and Landlord shall pay the reasonable fees and disbursements of such attorneys; provided, however, that, notwithstanding anything in this Lease to the contrary, Landlord shall only be responsible for paying for one such attorney for any and all of the Tenant Parties. If Landlord fails to diligently defend or if there is a legal conflict or other conflict of interest, then Tenant may retain separate counsel at Landlord’s expense. The obligations of Landlord under any indemnity herein shall be conditioned upon the Tenant Parties being reasonable in approving a settlement of any indemnified claim. Notwithstanding anything herein contained to the contrary, Landlord may direct the Tenant Party to settle any claim, suit or other proceeding provided that (a) such settlement shall involve no obligation on the part of the Tenant Party other than the payment of money, (b) any payments to be made pursuant to such settlement shall be paid in full exclusively by Landlord at the time such settlement is reached, (c) such settlement shall not require the Tenant Party to admit any liability, and (d) the Tenant Party shall have received an unconditional release from the other parties to such claim, suit or other proceeding.

ARTICLE 26

MISCELLANEOUS

Section 26.1 Delivery. This Amended and Restated Lease shall not be binding upon Landlord or Tenant unless and until Landlord shall have executed and delivered a fully executed copy of this Amended and Restated Lease to Tenant.

Section 26.2 Transfer of Real Property. Landlord’s obligations under this Amended and Restated Lease shall not be binding upon the Landlord named herein after the sale, conveyance, assignment or transfer (collectively, a “Landlord Transfer”) by such Landlord (or upon any subsequent landlord after the Landlord Transfer by such subsequent landlord) of its interest in the Building or the Real Property, as the case may be, and in the event of any such Landlord Transfer, Landlord (and any such subsequent Landlord) shall be entirely freed and relieved of all covenants and obligations of Landlord hereunder arising from and after the date of the Landlord Transfer, and the transferee of Landlord’s interest (or that of such subsequent Landlord) in the Building or the Real Property, as the case may be, shall be deemed to have assumed all obligations under this Amended and Restated Lease arising from and after the date of the Landlord Transfer.

Section 26.3 Limitation on Liability. The liability of Landlord for Landlord’s obligations under this Lease, and with respect to Landlord’s liability to Tenant under any and all documents, instruments or agreements relating to this Lease, including without limitation, any subordination, non-disturbance and attornment agreements and consents to sublease, shall be limited to Landlord’s interest in the Real Property and Tenant shall not look to any other property or assets of Landlord or the property or assets of any direct or indirect partner, member, manager, shareholder, director, officer, principal, employee or agent of Landlord (collectively, the “Parties”) in seeking either to enforce Landlord’s obligations under this Lease or to satisfy a judgment for Landlord’s failure to perform such obligations; and none of the Parties shall be personally liable for the performance of Landlord’s obligations under this Lease.

Section 26.4 Rent. All amounts payable by Tenant to or on behalf of Landlord under this Amended and Restated Lease, whether or not expressly denominated Fixed Rent, Tenant’s

Tax Payment, Tenant’s Operating Payment, Additional Rent or Rent, shall constitute rent for the purposes of Section 502(b)(6) of the United States Bankruptcy Code.

Section 26.5 Entire Document. This Amended and Restated Lease (including any Schedules and Exhibits referred to herein and all supplementary agreements provided for herein) contains the entire agreement between the parties and all prior negotiations and agreements are merged into this Amended and Restated Lease. All of the Schedules and Exhibits attached hereto are incorporated in and made a part of this Amended and Restated Lease, provided that in the event of any inconsistency between the terms and provisions of this Amended and Restated Lease and the terms and provisions of the Schedules and Exhibits hereto, the terms and provisions of this Amended and Restated Lease shall control.

Section 26.6 Governing Law. This Amended and Restated Lease shall be governed in all respects by the laws of the State of Washington.

Section 26.7 Unenforceability. If any provision of this Amended and Restated Lease, or its application to any person or entity or circumstance, shall ever be held to be invalid or unenforceable, then in each such event the remainder of this Amended and Restated Lease or the application of such provision to any other person or entity or any other circumstance (other than those as to which it shall be invalid or unenforceable) shall not be thereby affected, and each provision hereof shall remain valid and enforceable to the fullest extent permitted by law.

Section 26.8 Lease Disputes. (a) Tenant agrees that all disputes arising, directly or indirectly, out of or relating to this Amended and Restated Lease, and all actions to enforce this Amended and Restated Lease, shall be dealt with and adjudicated in the state courts of the State of Washington or the United States District Court for the Western District of Washington and for that purpose hereby expressly and irrevocably submits itself to the jurisdiction of such courts. Tenant agrees that so far as is permitted under applicable law, this consent to personal jurisdiction shall be self-operative and no further instrument or action, other than service of process in one of the manners specified in this Amended and Restated Lease, or as otherwise permitted by law, shall be necessary in order to confer jurisdiction upon it in any such court.

(b) To the extent that Tenant has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, Tenant irrevocably waives such immunity in respect of its obligations under this Amended and Restated Lease.

Section 26.9 Landlord’s Agent. Unless Landlord delivers notice to Tenant to the contrary, Landlord’s Agent is authorized to act as Landlord’s agent in connection with the performance of this Amended and Restated Lease, and Tenant shall be entitled to rely upon correspondence received from Landlord’s Agent. Tenant acknowledges that Landlord’s Agent is acting solely as agent for Landlord in connection with the foregoing; and neither Landlord’s Agent nor any of its direct or indirect partners, members, managers, officers, shareholders, directors, employees, principals, agents or representatives shall have any liability to Tenant in connection with the performance of this Amended and Restated Lease, and Tenant waives any and all claims against any and all of such parties arising out of, or in any way connected with, this Amended and Restated Lease, the Building or the Real Property.

Section 26.10 Estoppel. Within 7 days following request from Landlord, any Mortgagee or any Lessor, Tenant shall deliver to Landlord a statement executed and acknowledged by Tenant, in form reasonably satisfactory to Landlord, (a) stating the Commencement Date, the Rent Commencement Date and the Expiration Date, and that this Amended and Restated Lease is then in full force and effect and has not been modified (or if modified, setting forth all modifications), (b) setting forth the date to which the Fixed Rent and any Additional Rent have been paid, together with the amount of monthly Fixed Rent and Additional Rent then payable, (c) stating whether or not, to the best of Tenant’s knowledge, Landlord is in default under this Amended and Restated Lease, and, if Landlord is in default, setting forth the specific nature of all such defaults, (d) stating the amount of the Letter of Credit, if any, under this Amended and Restated Lease, (e) stating whether there are any subleases or assignments affecting the Premises, (f) stating the address of Tenant to which all notices and communications under the Amended and Restated Lease shall be sent, and (g) responding to any other matters reasonably requested by Landlord, such Mortgagee or such Lessor. Tenant acknowledges that any statement delivered pursuant to this Section 26.10 may be relied upon by any purchaser or owner of the Real Property or the Building, or all or any portion of Landlord’s interest in the Real Property or the Building or any Superior Lease, or by any Mortgagee, or assignee thereof or by any Lessor, or assignee thereof.

Section 26.11 Certain Interpretational Rules. For purposes of this Amended and Restated Lease, whenever the words “include”, “includes”, or “including” are used, they shall be deemed to be followed by the words “without limitation” and, whenever the circumstances or the context requires, the singular shall be construed as the plural, the masculine shall be construed as the feminine and/or the neuter and vice versa. This Amended and Restated Lease shall be interpreted and enforced without the aid of any canon, custom or rule of law requiring or suggesting construction against the party drafting or causing the drafting of the provision in question. The captions in this Amended and Restated Lease are inserted only as a matter of convenience and for reference and in no way define, limit or describe the scope of this Amended and Restated Lease or the intent of any provision hereof.

Section 26.12 Parties Bound. The terms, covenants, conditions and agreements contained in this Amended and Restated Lease shall bind and inure to the benefit of Landlord and Tenant and, except as otherwise provided in this Amended and Restated Lease, to their respective legal representatives, successors, and assigns.

Section 26.13 Memorandum of Lease. This Amended and Restated Lease shall not be recorded; however, at Landlord’s request, Landlord and Tenant shall promptly execute, acknowledge and deliver a memorandum with respect to this Amended and Restated Lease sufficient for recording and Landlord may record the memorandum. Within 10 days after the end of the Term, Tenant shall enter into such documentation as is reasonably required by Landlord to remove the memorandum of record.

Section 26.14 Counterparts. This Amended and Restated Lease may be executed in 2 or more counterparts, each of which shall constitute an original, but all of which, when taken together, shall constitute but one instrument.

Section 26.15 Survival. All obligations and liabilities of Landlord or Tenant to the other which accrued before the expiration or other termination of this Amended and Restated Lease, and all such obligations and liabilities which by their nature or under the circumstances can only be, or by the provisions of this Amended and Restated Lease may be, performed after such expiration or other termination, shall survive the expiration or other termination of this Amended and Restated Lease. Without limiting the generality of the foregoing, the rights and obligations of the parties with respect to any indemnity under this

Amended and Restated Lease, and with respect to any Rent and any other amounts payable under this Amended and Restated Lease, shall survive the expiration or other termination of this Amended and Restated Lease.

Section 26.16 Inability to Perform. This Amended and Restated Lease and the obligation of Tenant to pay Rent and to perform all of the other covenants and agreements of Tenant hereunder shall not be affected, impaired or excused by any Unavoidable Delays. Landlord shall use reasonable efforts to promptly notify Tenant of any Unavoidable Delay which prevents Landlord from fulfilling any of its obligations under this Amended and Restated Lease.

Section 26.17 Tax Status of Beneficial Owner. Tenant recognizes and acknowledges that Landlord and/or certain beneficial owners of Landlord may from time to time qualify as real estate investment trusts pursuant to Sections 856 et seq. of the Code and that avoiding (a) the loss of such status, (b) the receipt of any income derived under any provision of this Lease that does not constitute “rents from real property” (in the case of real estate investment trusts), and (c) the imposition of income, penalty or similar taxes (each an “Adverse Event”) is of material concern to Landlord and such beneficial owners. In the event that this Lease or any document contemplated hereby could, in the opinion of counsel to Landlord, result in or cause an Adverse Event, Tenant agrees to reasonably cooperate with Landlord in negotiating an amendment or modification thereof and shall at the request of Landlord execute and deliver such documents reasonably required to effect such amendment or modification; provided Landlord shall reimburse Tenant for its reasonable costs and expenses, including attorney’s fees, associated with the negotiation and preparation of an amendment or modification to the Lease as may be required under this Section. Any amendment or modification pursuant to this Section shall be structured so that the economic results to Landlord and Tenant shall be substantially similar to those set forth in this Lease without regard to such amendment or modification and shall neither increase Tenant’s obligations under this Lease nor adversely affect Tenant’s rights under this Lease. Without limiting any of Landlord’s other rights under this Section, Landlord may waive the receipt of any amount payable to Landlord hereunder and such waiver shall constitute an amendment or modification of this Lease with respect to such payment. Tenant expressly covenants and agrees not to enter into any sublease or assignment which provides for rental or other payment for such use, occupancy, or utilization based in whole or in part on the net income or profits derived by any person from the property leased, used, occupied, or utilized (other than an amount based on a fixed percentage or percentages of receipts or sales), and that any such purported sublease or assignment shall be absolutely void and ineffective as a conveyance of any right or interest in the possession, use, occupancy, or utilization of any part of the Premises.

ARTICLE 27

SECURITY DEPOSIT

Section 27.1 Security Deposit. Tenant shall deposit the Security Deposit with Landlord upon the execution of this Amended and Restated Lease in cash as security for the faithful performance and observance by Tenant of the terms, covenants and conditions of this Amended and Restated Lease.

Section 27.2 Application of Security. If (a) an Event of Default by Tenant occurs in the payment or performance of any of the terms, covenants or conditions of this Amended and Restated Lease, including the payment of Rent, or (b) Tenant fails to make any installment of Rent as and when due, Landlord may apply or retain the whole or any part of the Security

Deposit, to the extent required for the payment of any Fixed Rent or any other sum as to which Tenant is in default including (i) any sum which Landlord may expend or may be required to expend by reason of Tenant’s default, and/or (ii) any damages to which Landlord is entitled pursuant to this Amended and Restated Lease, whether such damages accrue before or after summary proceedings or other reentry by Landlord. If Landlord applies or retains any part of the Security Deposit, Tenant, upon demand, shall deposit with Landlord the amount so applied or retained so that Landlord shall have the full Security Deposit on hand at all times during the Term. If Tenant shall comply with all of the terms, covenants and conditions of this Amended and Restated Lease, the Security Deposit shall be returned to Tenant after the Expiration Date and after delivery of possession of the Premises to Landlord in the manner required by this Amended and Restated Lease.

Section 27.3 Transfer. Upon a sale or other transfer of the Real Property or the Building, or any financing of Landlord’s interest therein, Landlord shall have the right to transfer the Security Deposit to its transferee or lender. Upon receipt of written notice from Landlord that it has so transferred the Security Deposit to its transferee or lender, Tenant shall look solely to the new landlord or lender for the return of such Security Deposit and the provisions hereof shall apply to every transfer or assignment made of the Security Deposit to a new landlord. Tenant shall not assign or encumber or attempt to assign or encumber the Security Deposit and neither Landlord nor its successors or assigns shall be bound by any such action or attempted assignment, or encumbrance.

ARTICLE 28

OPTION TO EXTEND

Tenant shall, provided this lease is in full force and effect and Tenant is not then in default under any of the terms and conditions of this Lease beyond applicable notice and cure periods, have one (1) option to extend this Lease for a period of five (5) years following the expiration of the Lease (the “Extension Period”) at the then-current Fair Market Value. The term “Fair Market Value” shall mean the then prevailing market rate for full service base rent for tenants of comparable quality for renewal leases in comparable Class A office buildings of comparable age, use, location and quality in the Central Business District of Seattle, Washington taking into consideration the extent of the availability of space as large as the Premises in the marketplace and all other economic terms then customarily prevailing in such renewal leases in such marketplace, including any economic concessions such as additional tenant improvement allowances, “free” or reduced rent periods, and/or real estate commissions. The terms and conditions of the Extension Period will be on the same terms and conditions set forth in this Lease, except as modified by the terms and conditions set forth below:

(a) The Tenant must give Landlord binding notice of Tenant’s election to exercise the option by written notice (the “Extension Notice”) no earlier than twelve months and no later than nine (9) months prior to the Expiration Date, time being of the essence. If the Tenant fails to timely provide the Extension Notice, Tenant shall have no further or additional right to extend the Lease.

(b) The Fixed Rent in effect at the expiration of the then current term of this Lease shall be adjusted to reflect the then-current Fair Market Value for comparable Class A office buildings in the Seattle Central Business District office market determined as provided in this Article 28.

(c) Landlord shall advise Tenant of the new Fixed Rent for the Extension Period no later than sixty (60) days from the date of receipt by Landlord of Tenant’s Extension Notice. Tenant and Landlord will have sixty (60) days from Landlord’s notice of the new Fixed Rent (the “Negotiation Period”) to negotiate a mutually agreeable rental rate.

(d) If Tenant and Landlord are unable to agree on a mutually acceptable Fixed Rent for the Extension Period during the Negotiation Period, then within ten (10) days following the expiration of the Negotiation Period, Landlord and Tenant shall each appoint a licensed real estate broker with at least ten (10) year’s experience in leasing office space in the Seattle Central Business District office market to act as arbitrators. The two (2) arbitrators so appointed shall determine the Fair Market Value for the Premises for the Extension Period based on the above criteria and such other reasonable factors as may be raised by Tenant or Landlord and each shall submit his or her determination of the Fair Market Value to Landlord and Tenant in writing, within sixty (60) days after their appointment (the “Final Offers”). If the Fair Market Value as determined by the lower of the two (2) proposed Final Offers is not more than ten percent (10%) below the higher, then the Fair Market Value shall be determined by averaging the two (2) Final Offers.

(e) If the two (2) arbitrators so appointed cannot agree on the Fair Market Value for the Extension Period within ten percent (10%) of each other within such 60-day period, the two (2) arbitrators shall within five (5) days thereafter appoint a third arbitrator who shall be a licensed real estate broker with at least ten (10) year’s experience in leasing office space in the Seattle Central Business District office market. The third arbitrator so appointed shall independently determine the Fair Market Value for the Premises for the Extension Period within thirty (30) days after appointment, by selecting from the proposals submitted by each of the first two arbitrators the one that most closely approximates the third arbitrator’s determination of the Fair Market Value. The third arbitrator shall have no right to adopt a compromise or middle ground or any modification of either of the Final Offers submitted by the first two arbitrators. The Final Offer chosen by the third arbitrator as most closely approximating the third arbitrator’s determination of the Fair Market Value for the Extension Period shall constitute the decision and award of the arbitrators and shall be final and binding on the parties.

(f) Each party shall pay the fees and expenses of the arbitrator appointed by such party and one-half (1/2) of the fees and expenses of the third arbitrator.

(g) If either party fails to appoint an arbitrator, or if either of the first two arbitrators fails to submit his or her Final Offer of Fair Market Value to the other party, in each case within the time periods set forth above, then the decision of the other party’s arbitrator shall be considered final and binding.

This Option to Extend shall not be available to a subtenant of all or a portion of the Premises or an assignee (other than a Permitted Assignee, a Related Entity or a person or entity who acquired Tenant’s interest in this Amended and Restated Lease in a transaction approved by Landlord) unless otherwise agreed in writing by Landlord. Except as provided in the preceding sentence, this option is intended to be personal to the specific Tenant entity named in the Lease.

ARTICLE 29

OPTION TO TERMINATE

Tenant shall have the right, at its option, to terminate this Lease as of April 1, 2015, (the “Termination Date”) by giving Landlord notice to such effect (the “Termination Notice”) not less than nine (9) months before the Termination Date and paying the Termination Payment to Landlord on or before the Termination Date. The Termination Payment shall be $1,367,844.41. This option to terminate shall not be available to a subtenant of all or a portion of the Premises or an assignee (other than a Permitted Assignee, a Related Entity or a person or entity who acquired Tenant’s interest in this Amended and Restated Lease in a transaction approved by Landlord) unless otherwise agreed in writing by Landlord. Except as provided in the preceding sentence, this option is intended to be personal to the specific Tenant entity named in the Lease.

ARTICLE 30

PARKING

Section 30.1 General. Tenant shall have the right to use one (1) parking stall in the parking garage of the Building per each 1,450 rentable square feet of space in the Premises from time to time. All such parking stalls shall be on a non-exclusive and unreserved basis. Tenant shall pay Landlord’s then current rates from time to time for such parking stalls as Tenant elects to use during the Term. Landlord’s current rate of each such parking stall is $320.00 per month.

Section 30.2 Change in Utilization. From time to time, or upon any change in the aggregate rentable square feet of space in the Premises, Tenant may give Landlord not less than sixty (60) days prior notice of Tenant’s desire to obtain all or a specified number of the parking contracts out of the above referenced parking allocation, and upon Landlord’s request, Tenant or its designated users shall execute the parking garage operator’s standard form of parking agreement. To the extent that Tenant or users fail to execute monthly parking contracts for any portion of the parking allocation within the aforementioned periods, or if Tenant or users subsequently fail to continuously maintain all requested parking contracts, Tenant shall have a continuing right to claim such unused parking contracts in the parking allocation, by giving Landlord not less than sixty (60) days prior notice of Tenant’s desire to do so, and, thereby to reclaim such lapsed parking contracts, at any time and from time to time upon such prior written notice to Landlord.

ARTICLE 31

SPECIAL PROVISION AS TO SUITE 2050

As provided in this Amended and Restated Lease, Suite 2050, consisting of the remaining 8,936 rentable square feet of space on the 20th floor not occupied by Tenant shall be added to, and become a part of, the Premises on April 1, 2012. Tenant shall have the right to determine in its sole discretion and without prior review or approval of Landlord, which 8,400 square feet on the 20th floor of the Building it shall occupy prior to April 1, 2012. Additionally, Landlord acknowledges that Tenant may make incidental and non-continuous use of space included in Suite 2050 from time to time (excluding the designated lunchroom for which a separate fee is being paid pursuant to Section 2.6) and that such incidental and non-continuous use shall not trigger any acceleration of the Commencement Date for Suite 2050 set forth above; provided that, notwithstanding the foregoing, the insurance requirements of Article 11, the Rules and Regulations requirements of Article 23 and the indemnity requirements of Article 25 shall apply with respect to the lunchroom and any space included in Suite 2050 for which such incidental or non-continuous use occurs.

ARTICLE 32

LANDLORD’S HOLDOVER PAYMENTS

Commencing upon written request of Tenant, Landlord shall pay to Fifth & Pine LLC, a Delaware limited liability company (“Fifth”), on behalf of Tenant, the additional rent charged by Fifth with respect to Tenant’s holding over of its existing lease of space in the building commonly known as the Fifth & Pine Building, located 413 Pine Street, Seattle, WA; provided that such additional rent shall only include amounts charged by Fifth in excess of the current rate of seventeen dollars ($17) per square foot; and provided, further, that Landlord’s obligation to pay such amounts to Fifth shall only be effective for a period of three (3) months. The written request of Tenant shall indicate the amount of such additional rent, the date on which each such payment is due and location to which payment shall be made by Landlord. In the event for any reason Landlord is unable to make payment directly to Fifth, or Fifth refuses to accept such payment, then Landlord shall instead make such payments to Tenant.

IN WITNESS WHEREOF, Landlord and Tenant have executed this Amended and Restated Lease as of the day and year first above written.

LANDLORD:		TENANT:

520 PIKE STREET, INC., a Delaware corporation		Marchex, Inc., a Delaware corporation

By:	/s/ Steven R. Wechsler	By:	/s/ Russell C. Horowitz

Its:	Senior Managing Director	Its:	Chief Executive Officer

STATE OF NEW YORK	)
	)	ss.
COUNTY OF NEW YORK	)

On this day personally appeared before me Steven Wechsler, to me known to be the SMD of 520 Pike Street, Inc., a Delaware corporation, the corporation that executed the foregoing instrument, and acknowledged the said instrument to be the free and voluntary act and deed of said corporation, for the uses and purposes therein mentioned, and on oath stated that he/she was authorized to execute the same instrument.

GIVEN under my hand and official seal this 10th day of June, 2009.

/s/ Jessica L. Iburg
Jessica L. Iburg
(print notary’s name)

Notary Public in and for the State of New York, residing at Brooklyn, NY. My commission expires: March 20, 2012.

STATE OF WASHINGTON	)
	)	ss.
COUNTY OF KING	)

On this day personally appeared before me Russell Horowitz, to me known to be the CEO of Marchex, Inc., a Delaware corporation, the corporation that executed the foregoing instrument, and acknowledged the said instrument to be the free and voluntary act and deed of said corporation, for the uses and purposes therein mentioned, and on oath stated that he/she was authorized to execute the same instrument.

GIVEN under my hand and official seal this 5th day of June, 2009.

/s/ Elizabeth Hennick
Elizabeth Hennick
(print notary’s name)

Notary Public in and for the State of Washington, residing at Kenmore, WA. My commission expires: 06/20/2011.

EXHIBIT A-1

Floor Plan

The floor plan which follows is intended solely to identify the general location of the Premises, and should not be used for any other purpose. All areas, dimensions and locations are approximate, and any physical conditions indicated may not exist as shown.

CONTACT:	ISSUED TO:	DATE: 19AUG04
520 PIKE TOWER	SCALE:	NORTH:
	TITLE: FLOORPLATE SEVENTEENTH FLOOR	PLAN PREPARED BY: burgess weaver

CONTACT:

ISSUED TO:

SCALE:

TITLE:

FLOORPLATE SEVENTEENTH FLOOR

DATE:

19 AUG 04

NORTH:

PLAN PREPARED BY:

Burgess weaver

BUILDING:	ISSUED TO:	DATE: 04JUN09
520 PIKE TOWER	SCALE:	NORTH:
	TITLE: MARKETING SHEET EIGHTEENTH FLOOR

BUILDING:

ISSUED TO:

SCALE:

TITLE:

MARKETING SHEET

EIGHTEENTH FLOOR

DATE:

04 JUN 09

NORTH:

BULDING:	ISSUED TO:	DATE: 04JUN09
520 PIKE TOWER	SCALE:	NORTH:
	TITLE: MARKETING SHEET NINETEENTH FLOOR

BUILDING:

ISSUED TO:

SCALE:

TITLE:

MARKETING SHEET

NINETEENTH FLOOR

DATE:

04 JUN 09

NORTH:

CONTACT:

520 PIKE TOWER

ISSUED TO:	DATE: 04JUN09
SCALE:	NORTH:
TITLE: MARKETING SHEET TWENTIETH FLOOR	PLAN PREPARED BY:

BUILDING:

ISSUED TO:

SCALE:

TITLE:

MARKETING SHEET

TWENTIETH FLOOR

DATE:

04 JUN 09

NORTH:

PLAN PREPARED BY:

EXHIBIT A-2

Legal Description

Lots 10 and 11, Block 18, Addition to the Town of Seattle, as laid out by A.A. Denny (commonly known as A.A. Denny’s 3rd Addition to the City of Seattle), according to the plat thereof recorded in Volume 1 of Plats, page 33, in King County, Washington, EXCEPT the southerly 10 feet of said Lot 11, condemned in King County Superior Court Cause No. 41394 for the widening of Pike Street, as provided by Ordinance No. 10051 of the City of Seattle.

SUBJECT TO AND TOGETHER WITH all rights and obligations granted and undertaken pursuant to: (a) Development and Parking Rights Agreement dated April 8, 1982 recorded under King County, Washington recording number 8204080464, as amended by agreements recorded under King County, Washington recording numbers 8208240318 and 8208240316, and as it may be further amended from time to time, and (b) Development Rights Agreement dated May 30, 1982 recorded under King County, Washington recording number 8208240314, as amended by agreement recorded under King County, Washington recording number 8208240316, and a Memorandum dated December 5, 1988 recorded under King County, Washington recording number 8812051221, and as it may be further amended from time to time.

A

EXHIBIT B

Definitions

Base Rate: The annual rate of interest publicly announced from time to time by Citibank, N.A., or its successor, in New York, New York as its “base rate” (or such other term as may be used by Citibank, N.A., from time to time, for the rate presently referred to as its “base rate”).

Building Systems: The mechanical, electrical, plumbing, sanitary, sprinkler, heating, ventilation and air conditioning, security, life-safety, elevator and other service systems or facilities of the Building up to the point of connection of localized distribution to the Premises (excluding, however, supplemental HVAC systems of tenants, sprinklers and the horizontal distribution systems within and servicing the Premises and by which mechanical, electrical, plumbing, sanitary, heating, ventilating and air conditioning, security, life-safety and other service systems are distributed from the base Building risers, feeders, panelboards, etc. for provision of such services to the Premises).

Business Days: All days, excluding Saturdays, Sundays and Observed Holidays.

Code: The Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder, as amended.

Common Areas: The lobby, plaza and sidewalk areas, parking garage, and other similar areas of general access and the areas on individual multi-tenant floors in the Building devoted to corridors, elevator lobbies, restrooms, and other similar facilities serving the Premises.

Comparable Buildings: First-class office buildings of comparable age and quality in the central business district of Seattle, Washington.

Excluded Expenses: (a) Taxes; (b) franchise or income taxes imposed upon Landlord; (c) mortgage amortization and interest; (d) leasing commissions; (e) the cost of tenant installations and decorations incurred in connection with preparing space for any Building tenant, including workletters and concessions; (f) fixed rent under Superior Leases, if any; (g) management fees to the extent in excess of the greater of (A) five percent (5%) of the gross rentals and other revenues collected for the Real Property (plus reimbursable expenses payable in connection with property management services), and (B) fees charged by Landlord or related entities for the management by any of them of other first class properties in the area of the Building; (h) wages, salaries and benefits paid to any persons above the grade of property manager or chief engineer and their immediate supervisor; (i) legal and accounting fees relating to (A) disputes with tenants, prospective tenants or other occupants of the Building, (B) disputes with purchasers, prospective purchasers, mortgagees or prospective mortgagees of the Building or the Real Property or any part of either, or (C) negotiations of leases, contracts of sale or mortgages; (j) costs of services provided to other tenants of the Building on a “rent-inclusion” basis which are not provided to Tenant on such basis; (k) costs that are reimbursed out of insurance, warranty or condemnation proceeds, or which are reimbursed by Tenant or other tenants other than pursuant to an expense escalation clause; (l) costs in the nature of penalties or fines; (m) costs for services, supplies or repairs paid to any related entity in excess of costs that would be payable in an “arm’s length” or unrelated situation for comparable services, supplies or repairs; (n) allowances, concessions or other costs and expenses of improving or decorating any demised or demisable space in the Building; (o) advertising and promotional expenses in connection with leasing of the Building; (p) the costs of installing, operating and maintaining a specialty improvement, including a cafeteria, lodging or private dining facility, or an athletic, luncheon or recreational club unless Tenant is permitted to make use of such facility without additional cost (other than payments for key deposits, use of towels, or other incidental items) or on a subsidized basis consistent with other users; (q) any costs or expenses (including fines, interest, penalties and legal fees) arising out of Landlord’s failure to timely pay Operating Expenses or Taxes; (r) costs incurred in connection with the removal, encapsulation or other treatment of asbestos or any other Hazardous Materials (classified as such on the Effective Date) existing in the Premises in violation of applicable Requirements as of the date hereof; and (s) the cost of capital improvements other than those expressly included in Operating Expenses pursuant to Section 7.1.

Governmental Authority: The United States of America, the City of Seattle, County of King, or State of Washington, or any political subdivision, agency, department, commission, board, bureau or instrumentality of any of the foregoing, now existing or hereafter created, having jurisdiction over the Real Property.

Hazardous Materials: Any substances, materials or wastes currently or in the future deemed or defined in any Requirement as “hazardous substances,” “toxic substances,” “contaminants,” “pollutants” or words of similar import.

HVAC System: The Building System designed to provide heating, ventilation and air conditioning.

Indemnitees: Landlord, Landlord’s Agent, each Mortgagee and Lessor, and each of their respective direct and indirect partners, officers, shareholders, directors, members, managers, trustees, beneficiaries, employees, principals, contractors, servants, agents, and representatives.

Lease Year: The first Lease Year shall commence on the Commencement Date and shall end on the last day of the calendar month preceding the month in which the first anniversary of the Commencement Date occurs. Each succeeding Lease Year shall commence on the day following the end of the preceding Lease Year and shall extend for 12 consecutive months; provided, however, that the last Lease Year shall expire on the Expiration Date.

Lessor: A lessor under a Superior Lease.

Losses: Any and all losses, liabilities, damages, claims, judgments, fines, suits, demands, costs, interest and expenses of any kind or nature (including reasonable attorneys’ fees and disbursements) incurred in connection with any claim, proceeding or judgment and the defense thereof, and including all costs of repairing any damage to the Premises or the Building or the appurtenances of any of the foregoing to which a particular indemnity and hold harmless agreement applies.

Mortgage(s): Any mortgage, trust indenture or other financing document which may now or hereafter affect the Premises, the Real Property, the Building or any Superior Lease and the leasehold interest created thereby, and all renewals, extensions, supplements, amendments, modifications, consolidations and replacements thereof or thereto, substitutions therefor, and advances made thereunder.

Mortgagee(s): Any mortgagee, trustee or other holder of a Mortgage.

Observed Holidays: New Years Day, Martin Luther King Day, Presidents Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day and Christmas Day, plus days observed by the State of Washington, the City of Seattle and/or the labor unions servicing the Building as holidays.

Ordinary Business Hours: 8:00 a.m. to 6:00 p.m. on Business Days.

Prohibited Use: Any use or occupancy of the Premises that in Landlord’s reasonable judgment would: (a) cause damage to the Building or any equipment, facilities or other systems therein; (b) impair the appearance of the Building; (c) interfere with the efficient and economical maintenance, operation and repair of the Premises or the Building or the equipment, facilities or systems thereof; (d) adversely affect any service provided to, and/or the use and occupancy by, any Building tenant or occupants; (e) violate the certificate of occupancy issued for the Premises or the Building; (f) materially and adversely affect the first-class image of the Building or (g) result in protests or civil disorder or commotions at, or other disruptions of the normal business activities in, the Building. Prohibited Use also includes the use of any part of the Premises for: (i) a restaurant or bar; (ii) the preparation, consumption, storage, manufacture or sale of food or beverages (except in connection with vending machines (provided that each machine, where necessary, shall have a waterproof pan thereunder and be connected to a drain) and/or warming kitchens installed for the use of Tenant’s employees only), liquor, tobacco or drugs; (iii) the business of photocopying, multilith or offset printing (except photocopying in connection with Tenant’s own business); (iv) a school or classroom; (v) lodging or sleeping; (vi) the operation of retail facilities (meaning a business whose primary patronage arises from the generalized solicitation of the general public to visit Tenant’s offices in person without a prior appointment) of a savings and loan association or retail facilities of any financial, lending, securities brokerage or investment activity; (vii) a payroll office; (viii) a barber, beauty or manicure shop; (ix) an employment agency or similar enterprise; (x) offices of any Governmental Authority, any foreign government, the United Nations, or any agency or department of the foregoing; (xi) the manufacture, retail sale, storage of merchandise or auction of merchandise, goods or property of any kind to the general public which could reasonably be expected to create a volume of pedestrian traffic substantially in excess of that normally encountered in the Premises; (xii) the rendering of medical, dental or other therapeutic or diagnostic services; or (xiii) any illegal purposes or any activity constituting a nuisance.

Requirements: All present and future laws, rules, orders, ordinances, regulations, statutes, requirements, codes and executive orders, extraordinary and ordinary of (i) all Governmental Authorities, including, without limitation, (A) the Americans With Disabilities Act, 42 U.S.C. §12101 (et seq.), and any law of like import, and all rules, regulations and government orders with respect thereto, and (B) any of the foregoing relating to Hazardous Materials, environmental matters, public health and safety matters and landmarks protection, (ii) any applicable fire rating bureau or other body exercising similar functions, affecting the Real Property or the maintenance, use or occupation thereof, or any street, avenue or sidewalk comprising a part of or in front thereof or any vault in or under the same, (iii) all requirements of all insurance bodies affecting the Premises, (iv) utility service providers, and (v) Mortgagees or Lessors. “Requirements” shall also include the terms and conditions of any certificate of occupancy issued for the Premises or the Building, and any other covenants, conditions or restrictions affecting the Building and/or the Real Property from time to time.

Rules and Regulations: The rules and regulations annexed to and made a part of this Amended and Restated Lease as Exhibit F, as they may be modified from time to time by Landlord.

Specialty Alterations: Alterations which are not standard office installations such as kitchens, executive bathrooms, raised computer floors, computer room installations, supplemental HVAC equipment, safe deposit boxes, vaults, libraries or file rooms requiring reinforcement of floors, internal staircases, slab penetrations, conveyors, dumbwaiters, and other Alterations of a similar character. All Specialty Alterations are Above-Building Standard Installations.

Substantial Completion: As to any construction performed by any party in the Premises, “Substantial Completion” or “Substantially Completed” means that such work has been completed, as reasonably determined by Landlord’s architect, in accordance with (a) the provisions of this Amended and Restated Lease applicable thereto, (b) the plans and specifications for such work, and (c) all applicable Requirements, except for minor details of construction, decoration and mechanical adjustments, if any, the noncompletion of which does not materially interfere with Tenant’s use of the Premises or which in accordance with good construction practices should be completed after the completion of other work in the Premises or Building.

Superior Lease(s): Any ground or underlying lease of the Real Property or any part thereof heretofore or hereafter made by Landlord and all renewals, extensions, supplements, amendments, modifications, consolidations, and replacements thereof.

Tenant Party: Tenant and any subtenants or occupants of the Premises and their respective agents, contractors, subcontractors, employees, invitees or licensees.

Tenant’s Property: Tenant’s movable fixtures and movable partitions, telephone and other equipment, computer systems, telecommunications, data and other cabling, trade fixtures, furniture, furnishings, and other items of personal property which are removable without material damage to the Building.

Unavoidable Delays: Landlord’s inability to fulfill or delay in fulfilling any of its obligations under this Amended and Restated Lease expressly or impliedly to be performed by Landlord or Landlord’s inability to make or delay in making any repairs, additions, alterations, improvements or decorations or Landlord’s inability to supply or delay in supplying any equipment or fixtures, if Landlord’s inability or delay is due to or arises by reason of strikes, labor troubles or by accident, or by any cause whatsoever beyond Landlord’s reasonable control, including governmental preemption in connection with a national emergency, Requirements or shortages, or unavailability of labor, fuel, steam, water, electricity or materials, or delays caused by Tenant or other tenants, mechanical breakdown, acts of God, enemy action, civil commotion, fire or other casualty; provided, however, that such Unavoidable Delay shall last no longer than the time period and be of no greater scope than is necessary for Landlord to overcome the same with exercise of commercially reasonable efforts.

EXHIBIT C

WORKLETTER

1. Proposed and Final Plans.

(a) On or before September 30, 2009, Tenant shall cause to be prepared and delivered to Landlord, for Landlord’s approval, the following proposed drawings (“Proposed Plans”) for all improvements Tenant desires to complete or have completed in all or a portion of the Premises which portion may consist of Suite 1800, Suite 1900, Suite 2000 or Suite 2050, whether or not at such time such suite is included in the Premises (each such suite where work is to be performed is referred to as an “Applicable Suite”) prior to the Suite 2050 Commencement Date (the “Initial Installations”):

(i) Architectural drawings (consisting of demolition plans, floor construction plan, ceiling lighting and layout, power, and telephone plan).

(ii) Mechanical drawings (consisting of HVAC, sprinkler, electrical, telephone, and plumbing). Mechanical drawings shall include a tabulation of connected electrical load and an analysis of anticipated electrical demand load.

(iii) Finish schedule (consisting of wall finishes and floor finishes and miscellaneous details).

(b) All architectural drawings shall be prepared at Tenant’s sole expense by a licensed architect employed by Tenant and approved by Landlord. Tenant shall deliver two sets of reproducible architectural drawings to Landlord. All mechanical drawings shall be prepared at Tenant’s sole expense by a licensed engineer designated by Landlord, whom Tenant shall employ. Tenant shall reimburse Landlord for all reasonable out-of-pocket costs incurred by Landlord in reviewing the Proposed Plans.

(c) Within 15 days after Landlord’s receipt of the architectural drawings, Landlord shall approve or disapprove such drawings, and if disapproved, Landlord shall advise Tenant of any changes or additional information required to obtain Landlord’s approval,

(d) Within 15 days after receipt of mechanical drawings, Landlord shall approve or disapprove such drawings, and if disapproved, Landlord shall advise Tenant of any changes required to obtain Landlord’s approval.

(e) If Landlord disapproves of, or requests additional information regarding the Proposed Plans, Tenant shall, within 20 days thereafter, revise the Proposed Plans disapproved by Landlord and resubmit such plans to Landlord or otherwise provide such additional information to Landlord. Landlord shall, within 15 days after receipt of Tenant’s revised plans, approve or disapprove such drawings, and if disapproved, Landlord shall advise Tenant of any additional changes which may be required to obtain Landlord’s approval. If Landlord disapproves the revised plans specifying the reason therefor, or requests further additional information, Tenant shall, within 20 days of receipt of Landlord’s required changes, revise such plans and resubmit them to Landlord or deliver to Landlord such further information as Landlord has requested. Landlord shall, again within 15 days after receipt of Tenant’s revised plans, approve or disapprove such drawings, and if disapproved, Landlord shall advise

Tenant of further changes, if any, required for Landlord’s approval. This process shall continue until Landlord has approved Tenant’s revised Proposed Plans. “Final Plans” shall mean the Proposed Plans, as revised, which have been approved by Landlord and Tenant in writing. Landlord agrees not to withhold or delay its approval unreasonably so long as such initial Installations (i) are non-structural and do not affect any Building Systems, (ii) affect only the Premises (including any Applicable Suite not yet part of the Premises) and are not visible from outside of the Premises (including any Applicable Suite not yet part of the Premises), (iii) do not affect the certificate of occupancy issued for the Building or the Premises, (iv) do not violate any Requirement, and (v) utilize Building Standard (as hereafter defined) or better quality materials and finishes.

(f) Tenant may submit Proposed Plans for any Applicable Suite(s) in series or together as a complete set. If Proposed Plans for the Applicable Suites are submitted in multiple series then the procedures set forth in Sections 1(a) through (e) above shall apply to each such series. Tenant is not required to make Initial installation in each Applicable Suite and may select which Applicable Suites the Initial Installation will be performed; provided that Tenant will make Initial Installation in each of Suite 1900, Suite 2000 and Suite 2050 sufficient for Tenant to begin occupancy of such space as contemplated by the Amended and Restated Lease.

(g) All Proposed Plans and Final Plans shall comply with all applicable Requirements. Neither review nor approval by Landlord of the Proposed Plans and resulting Final Plans shall constitute a representation or warranty by Landlord that such plans either (i) are complete or suitable for their intended purpose, or (ii) comply with applicable Requirements, it being expressly agreed by Tenant that Landlord assumes no responsibility or liability whatsoever to Tenant or to any other person or entity for such completeness, suitability or compliance. Tenant shall not make any material changes in the Final Plans without Landlord’s prior approval, which shall not be unreasonably withheld or delayed; provided that Landlord may, in the exercise of its sole and absolute discretion, disapprove any proposed changes adversely affecting the Building’s structure, Building Systems (including intrabuilding network telephone cable), equipment or the appearance of the Building visible from outside of the Premises; provided, further, that Landlord’s approval shall not be required for any changes affecting items constituting Decorative Alterations.

2. Performance of the Initial Installations.

(a) Filing of Final Plans, Permits. Tenant, at its sole cost and expense, shall file the Final Plans with the Governmental Authorities having jurisdiction over the initial Installations. Tenant shall furnish Landlord with copies of all documents submitted to all such Governmental Authorities and with the authorizations to commence work and the permits for the initial Installations issued by such Governmental Authorities. Tenant shall not commence the Initial Installations until the required governmental authorizations for such work are obtained and delivered to Landlord.

(b) Landlord Approval of Contractors. No later than 5 days following Landlord’s approval of the Final Plans, Tenant shall solicit bids for construction of the Initial Installations and shall promptly thereafter enter into a contract with a general contractor selected by Tenant (the “General Contractor”). Tenant’s construction contract with the General Contractor, including the identity of the General Contractor, shall be subject to Landlord’s prior approval, which approval shall not be unreasonably withheld, conditioned or delayed. The General Contractor shall be responsible for all required construction, management and supervision with respect to the Initial Instillation. Tenant shall cause the Initial Installation with respect to each Applicable Suite to be performed in an expeditious manner and shall be substantially completed as soon as reasonably practical. Tenant shall have the right to elect to pursue completion of the Initial Installation with respect to any Applicable Suite prior to beginning work on any other Applicable Suite, so long as work is being conducted as promptly as reasonably practical with respect to at least one Applicable Suite (with a reasonable amount of time permitted for a transition between work on Applicable Suites). In addition, Tenant shall only utilize for purposes of mechanical, electrical, structural, sprinkler, fire and life safety and those contractors as specifically designated by Landlord (collectively, the “Essential Subs”), which list of Essential Subs shall be provided no later than the time Landlord provides its first response pursuant to Section 1(c) or 1(d) and shall include 3 names each for those Essential Subs engaged in mechanical, electrical or structural contracting and 1 Essential Sub for fire alarm and life safety. Tenant shall submit to Landlord not less than 10 days prior to commencement of construction the following information and items:

(i) The names and addresses of the other subcontractors, and sub-subcontractors (collectively, together with the General Contractor and Essential Subs, the “Tenant’s Contractors”) Tenant intends to employ in the construction of the Initial Installations. Landlord shall have the right to approve or disapprove Tenant’s Contractors, which approval shall not be unreasonably withheld, conditioned or delayed, and Tenant shall employ, as Tenant’s Contractors, only those persons or entities approved by Landlord. All contractors and subcontractors engaged by or on behalf of Tenant for any Applicable Suite shall be licensed contractors, possessing good labor relations, capable of performing quality workmanship and working in harmony with Landlord’s contractors and subcontractors and with other contractors and subcontractors on the job site. All work shall be coordinated with any general construction work in the Building.

(ii) The scheduled commencement date of construction, the estimated date of completion of construction work, fixturing work, and date of occupancy of the Applicable Suite, if not currently occupied by Tenant.

(iii) Itemized statement of estimated construction cost, including permits and fees, architectural, engineering, and contracting fees.

(iv) Certified copies of insurance policies or certificates of insurance as hereinafter described. Tenant shall not permit Tenant’s Contractors to commence work until the required insurance has been obtained and certified copies of policies or certificates have been delivered to Landlord.

(c) Access to Premises. Tenant, its employees, designers, contractors and workmen shall have access to each Applicable Suite (including prior to the applicable Commencement Date) as provided in the Amended and Restated Lease to construct the Initial Installations, provided that Tenant and its employees, agents, contractors, and suppliers only access the Applicable Suite via the Building freight elevator, work in harmony and do not interfere with the performance of other work in the Building by Landlord, Landlord’s contractors, other tenants or occupants of the Building (whether or not the terms of their respective leases have commenced) or their contractors. If at any time such entry shall cause, or in Landlord’s reasonable judgment threaten to cause, such disharmony or interference, Landlord may terminate such permission upon 48 hours’ notice to-Tenant, and thereupon, Tenant’s agents, contractors, and suppliers causing such disharmony or interference shall immediately withdraw from the Applicable Suite and the Building until Landlord determines such disturbance no longer exists.

(d) Landlord’s Right to Perform. Landlord shall have the right, but not the obligation, to perform, on behalf of and for the account of Tenant, subject to reimbursement by Tenant, any of the Initial installations which (i) Landlord reasonably deems necessary to be done on an emergency basis for the safety or security of the Building or any tenant of the Building, (ii) pertains to structural components or the general Building Systems, or (iii) pertains to the erection of temporary safety barricades or signs during construction. Except in case of emergency, Landlord shall give at least 5 days written notice to Tenant of its intention to perform such work and shall permit Tenant to conduct such work and so long as Tenant has commenced such work and is reasonably proceeding to remedy such condition Landlord shall not perform such work pursuant to this Section 2(d).

(e) Warranties. On completion of the initial installations, Tenant shall provide Landlord with copies of all warranties of at least one year duration on all the Initial Installations. At Landlord’s reasonable request, Tenant shall enforce, at Landlord’s expense, ail guarantees and warranties made and/or furnished to Tenant with respect to the Initial Installations.

(f) Protection of Building. All work performed by Tenant shall be performed with a minimum of interference with other tenants and occupants of the Building and shall conform to the Rules and Regulations and those rules and regulations governing construction in the Building as Landlord or Landlord’s Agent may reasonably impose. Tenant will take all reasonable and customary precautionary steps to protect its facilities and the facilities of others affected by the Initial Installations and to properly police same and Landlord shall have no responsibility for any loss by theft or otherwise. Construction equipment and materials are to be located in confined areas and delivery and loading of equipment and materials shall be done at such reasonable locations and at such time as Landlord shall reasonably direct so as not to burden the operation of the Building. Landlord shall advise Tenant in advance of any special delivery and loading dock requirements. Tenant shall at all times keep the Premises (including any Applicable Suite not yet included in the Premises but for which work has commenced) and adjacent areas free from accumulations of waste materials or rubbish caused by its suppliers, contractors or workmen. Landlord may require daily clean-up if required for fire prevention and life safety reasons or applicable laws and reserves the right to do clean-up at the expense of Tenant if Tenant fails to comply with Landlord’s cleanup requirements upon 48 hours notice. At the completion of the Initial installations, Tenant’s Contractors shall forthwith remove all rubbish and all tools, equipment and surplus materials from and about the Applicable Suite and Building. Any damage caused by Tenant’s Contractors to any portion of the Building or to any property of Landlord or other tenants shall be repaired forthwith after written notice from Landlord to its condition prior to such damage by Tenant’s Contractors at Tenant’s expense.

(g) Compliance by all Tenant Contractors. Tenant shall impose and enforce all terms hereof on Tenant’s Contractors and its designers, architects and engineers. Landlord shall have the right to order Tenant or any of Tenant’s Contractors, designers, architects or engineers who willfully violate the provisions of this Workletter to cease work and remove himself or itself and his or its equipment and employees from the Building.

(h) Accidents, Notice to Landlord. Tenant’s Contractors shall assume responsibility for the prevention of accidents to its agents and employees and shall take all reasonable safety precautions with respect to the work to be performed and shall comply with all reasonable safety measures initiated by the Landlord and with all applicable Requirements for the safety of persons or property. Tenant shall advise the Tenant’s Contractors to report to Landlord any injury to any of its agents or employees and shall furnish Landlord a copy of the accident report filed with its insurance carrier within 3 days of its occurrence.

(i) Required Insurance. Tenant shall cause Tenant’s Contractors to secure, pay for, and maintain during the performance of the construction of the Initial Installations, insurance in the following minimum coverages and limits of liability:

(i) Workmen’s Compensation and Employer’s Liability Insurance as required by Requirements.

(ii) Commercial General Liability Insurance (including Owner’s and Contractors’ Protective Liability) in an amount not less than $2,000,000 per occurrence, whether involving bodily injury liability (or death resulting therefrom) or property damage liability or a combination thereof with a minimum aggregate limit of $2,000,000, and with umbrella coverage with limits not less than $10,000,000 (with respect to the General Contractor and $2,000,000 for the other Tenant Contractors). Such insurance shall provide for explosion and collapse, completed operations coverage with a two-year extension after completion of the work, and broad form blanket contractual liability coverage and shall insure Tenant’s Contractors against any and all claims for bodily injury, including death resulting therefrom and damage to the property of others and arising from its operations under the contracts whether such operations are performed by Tenant’s Contractors, or by anyone directly or indirectly employed by any of them.

(iii) Business Automobile Liability Insurance, including the ownership, maintenance, and operation of any automotive equipment, owned, hired, or non-owned in an amount not less than $500,000 for each person in one accident, and $1,000,000 for injuries sustained by two or more persons in any one accident and property damage liability in an amount not less than $1,000,000 for each accident. Such insurance shall insure Tenant’s Contractors against any and all claims for bodily injury, including death resulting therefrom, and damage to the property of others arising from its operations under the contracts, whether such operations are performed by Tenant’s Contractors, or by anyone directly or indirectly employed by any of them.

(iv) “All-risk” builder’s risk insurance upon the entire Initial Installations to the full insurance value thereof. Such insurance shall include the interest of Landlord and Tenant (and their respective contractors and subcontractors of any tier to the extent of any insurable interest therein) in the Initial Installations and shall insure against the perils of fire and extended coverage and shall include “all-risk” builder’s risk insurance for physical loss or damage including, without duplication of coverage, theft, vandalism, and malicious mischief. Any loss insured under such “ail-risk” builder’s risk insurance is to be adjusted with Landlord and Tenant and made payable to Landlord as trustee for the insureds, as their interest may appear, subject to the agreement reached by such parties in interest, or in the absence of any such agreement, then in accordance with a final, nonappealable order of a court of competent jurisdiction. If after such loss no other special agreement is made, the decision to replace or not replace any such damaged the Initial Installations shall be made in accordance with the terms and provisions of the Amended and Restated Lease including, this Workletter. If Tenant obtains “all risk” builder’s risk insurance, then the waiver of subrogation provisions contained in the Amended and Restated Lease shall apply to such “all risk” builder’s risk insurance policy.

All policies (except the Workmen’s Compensation policy) shall be endorsed to include as additional named insureds Landlord and its officers, employees, and agents, Tishman Speyer Properties, L.P., any Mortgagees and Superior Lessors (to the extent Tenant has been notified by Landlord of such parties) and such additional persons as Landlord may designate. Such endorsements shall also provide that all additional insured parties shall be given 30 days’ prior written notice of any reduction, cancellation, or nonrenewal of coverage by certified mail, return receipt requested (except that 10 days’ notice shall be sufficient in the case of cancellation for nonpayment of premium) and shall provide that the insurance coverage afforded to the additional insured parties thereunder shall be primary to any insurance carried independently by such additional insured parties. At Tenants request, Landlord shall furnish a list of names and addresses of parties to be named as additional insureds and such list shall constitute the exclusive list of parties required to be included unless and until updated by written notice from Landlord. The insurance policies required hereunder shall be considered as the primary insurance and shall not call into contribution any insurance then maintained by Landlord. Additionally, where applicable, such policy shall contain a cross liability and severability of interest clause.

To the fullest extent permitted by law, Tenant (and Tenant’s Contractors) shall indemnify and hold harmless the Indemnitees from and against all Losses necessitated by activities of the indemnifying party’s contractors, bodily injury to persons or damage to property of the Indemnitees arising out of or resulting from the performance of work related to the Initial Installment by the indemnifying party or its contractors. The foregoing indemnity shall be in addition to the insurance requirements set forth above and shall not be in discharge or substitution of the same, and shall not be limited in any way by any limitations on the amount or type of damages, compensation or benefits payable by or for Tenant’s Contractors under Workers’ or Workmen’s Compensation Acts, Disability Benefit Acts or other Employee Benefit Acts.

(j) Quality of Work. The Initial Installations shall be constructed in a first-class workmanlike manner using only good grades of material and in material compliance with the Final Plans, all insurance requirements, applicable laws and ordinances and rules and regulations of governmental departments or agencies and the rules and regulations adopted by Landlord for the Building. The quality of the Initial Installation shall be equal to or of greater quality than those Building Standard Materials and’ Finishes as more particularly described on Schedule 1 attached hereto (the “Building Standards”); provided that Landlord shall have the right to require that Tenant not deviate from certain of the Building Standards by providing notice of such requirement prior to the adoption of the Final Plans. If Tenant requests that it not be required to install a Building Standard suspended ceiling in all or any portion of the Premises, and in lieu thereof employ an “open” ceiling, Landlord reserves the right to require that Tenant install a Building Standard ceiling upon the expiration or earlier termination of the Term; provided that Landlord shall notify Tenant of such requirement prior to the adoption of the Final Plans.

(k) “As-Built” Plans. Upon completion of the Initial Installations, Tenant shall furnish Landlord with “as built” plans and air balance reports for the Premises, final waivers of lien for the Initial Installations, a detailed breakdown of the costs of the Initial Installations (which may be in the form of an owner’s affidavit) and evidence of payment reasonably satisfactory to Landlord, and an occupancy permit for the Applicable Suite. The “as-built” plans shall be prepared on an AutoCAD Computer Assisted Drafting and Design System (or such other system or medium as Landlord may accept), using naming conventions issued by the American Institute of Architects in June, 1990 (or such other naming conventions as Landlord may accept) and computer media of such record drawings and specifications translated in DFX format or another format acceptable to Landlord.

(l) Mechanics’ Liens. Tenant shall not permit any of the Tenant’s Contractors to place any lien upon the Building, and if any such lien is placed upon the Building, Tenant shall within 10 days of notice thereof, cause such lien to be discharged of record, by bonding or otherwise. If Tenant shall fail to cause any such lien to be discharged, Landlord shall have the right to have such lien discharged and Landlord’s expense in so doing, including bond premiums, reasonable legal fees and fifing fees, shall be immediately due and payable by Tenant.

3. Payment of Costs of the Initial Installations.

(a) Subject to Landlord’s Contribution as provided in Paragraph 3(b) below, the Initial Installations shall be installed by Tenant at Tenant’s sole cost and expense. The cost of the Initial Installations shall include, and Tenant agrees to pay Landlord for, the following costs (“Landlord’s Costs”): (i) the cost of all work performed by Landlord on behalf of Tenant at Tenant’s request or otherwise pursuant to this Workletter and for all materials and labor furnished on Tenant’s behalf at Tenants request or otherwise pursuant lo this Workletter, (ii) the cost of any services provided to Tenant or Tenant’s Contractors including but not limited to the cost for rubbish removal, hoisting, and utilities to the extent not included in general conditions charges by the general contractor, and (iii) a supervision fee equal to 2% of the cost of the Initial Installations excluding the costs of preparing the Proposed Plans and Final Plans and any “soft costs” as defined below. Landlord may render bills to Tenant monthly for Landlord’s Costs (provided that the supervision fee shall be billed based on the total cost of the Initial installations upon the completion of the last of the Initial Installations). All bills shall be due and payable no later than the 30th day after delivery of such bills to Tenant.

(b) Landlord shall pay to Tenant an amount not to exceed $779,100 (“Landlord’s Contribution”) toward the cost of the initial Installations, provided as of the date on which Landlord is required to make payment thereof, (i) the Amended and Restated Lease is in full force and effect and (ii) no Event of Default then exists. Tenant shall pay all costs of the Initial Installations in excess of Landlord’s Contribution. Landlord’s Contribution shall be payable solely on account of labor directly related to the Initial Installations and materials delivered to the Premises in connection with the Initial Installations, except that Tenant may apply up to 50% of Landlord’s Contribution to pay “soft costs”, consisting of architectural, consulting, engineering, permitting and legal fees, and furniture and equipment (exclusive of computer equipment) acquired for use in the Premises (including any Applicable Suite not yet added to the Premises), incurred in connection with the Initial Installations. Tenant shall not be entitled to receive any portion of Landlord’s Contribution not actually expended by Tenant in the performance of the Initial Installations in accordance with this Workletter, provided that Tenant have any right to apply up to one-third (1/3) of Landlord’s Contribution (to the extent not used to pay for the Initial Installations) as a credit against Rent under the Amended and Restated Lease in accordance with Section 2.5 thereof. Thirty (30) days after the completion of the Initial Installations and satisfaction of the conditions set forth below, or upon the occurrence of the date which is twelve months after the Suite 2050 Commencement Date (which date shall be extended by reason of strikes, labor trouble or any other similar cause beyond Tenant’s control in performing the Initial Installations), whichever first occurs, any amount of Landlord’s

Contribution which has not been previously disbursed, or requested by Tenant to be disbursed in accordance with Section 3(c) or applied against Fixed Rent in accordance with Section 2.5 of the Amended and Restated Lease, shall be retained by Landlord; provided, however, that notwithstanding anything contained herein to the contrary, such retained amounts shall continue to be held for the benefit of Tenant by Landlord if Tenant delivers a notice to Landlord prior to satisfaction of the conditions set forth below that it is in dispute with any contractors, subcontractors, vendors or other providers of service and refuses to make payments at such time or if any contracts provide for retainage which has not then been finally paid.

(c) Landlord shall pay Landlord’s Contribution with respect to the work done on an Applicable Suite to Tenant following commencement of Tenant’s business operations at the Applicable Suite and the substantial completion of the Initial Installations for such Applicable Suite, within 30 days after submission by Tenant to Landlord of a written requisition therefor, signed by the chief financial officer of Tenant and accompanied by (i) copies of paid invoices covering all of the Initial Installations, (ii) a written certification from Tenant’s architect stating that the Initial Installations described on such invoices have been completed in accordance with the Final Plans, and evidence that such work has been paid in full by Tenant and that all contractors, subcontractors and material suppliers have delivered to Tenant final, unconditional waivers and releases of lien in the form prescribed by the Requirements with respect to such work (copies of which shall be included with such architect’s certification), (iii) proof of the satisfactory completion of all required inspections and the issuance of any required approvals and sign-offs by Governmental Authorities with respect thereto, (iv) final “as-built” plans and specifications for the Initial Installations as required pursuant to Section 2(k) and (v) such other documents and information as Landlord may reasonably request, including in connection with title drawdowns and endorsements.

(d) If Tenant elects to perform the Initial Installation in two or more stages, then any portion or all of the entire remaining amount of Landlord’s Contribution will be made available to Tenant in connection with each such stage and for each succeeding stage until such time as the aggregate amount of Landlord’s Contribution has been paid in full, after which point Tenant shall be responsible for all additional costs of completing the Initial Installation.

4. Miscellaneous.

(a) All defined terms as used herein shall have the meanings ascribed to them in the Amended and Rested Lease.

(b) Tenant agrees that, in connection with the Initial Installations and its use of any Applicable Suite prior to the related Commencement Date for such Applicable Suite, Tenant shall have those duties and obligations with respect thereto that it has pursuant to the Amended and Restated Lease during the Term, except the obligation for payment of Rent.

(c) Except as expressly set forth herein or in the Amended and Restated Lease, Landlord has no other agreement with Tenant and Landlord has no other obligation to do any other work or pay any amounts with respect to the Premises. Any other work in the Premises which may be permitted by Landlord pursuant to the terms and conditions of the Amended and Restated Lease shall be done at Tenant’s sole cost and expense and in accordance with the terms and conditions of the Amended and Restated Lease.

(d) This Workletter shall not be deemed applicable to any additional space added to the original Premises at any time or from time to time, whether by any options under the Amended and Restated Lease or otherwise, or to any portion of the original Premises or any additions thereto in the event of a renewal or extension of the initial term of the Amended and Restated Lease, whether by any options under the Amended and Restated Lease or otherwise, unless expressly so provided in the Amended and Restated Lease or any amendment or supplement thereto.

(e) The failure by Tenant to pay any monies due Landlord pursuant to this Workletter within the time period herein stated shall be deemed a default under the terms of the Amended and Restated Lease for which Landlord shall be entitled to exercise all remedies available to Landlord for nonpayment of Rent. All late payments shall bear interest pursuant to Section 15.6 of the Amended and Restated Lease

EXHIBIT D

Design Standards

(a) HVAC. The Building HVAC System serving the Premises is designed to maintain average temperatures within the Premises during Ordinary Business Hours of (i) not less than 68º F. during the heating season when the outdoor temperature is 5º F. or more and (ii) not more than 78º F. and 50% humidity + 5% during the cooling season, when the outdoor temperatures are at 89º F. dry bulb and 73º F. wet bulb, with, in the case of clauses (i) and (ii), a population load per floor of not more than one person per 100 square feet of useable area, other than in dining and other special use areas per floor for all purposes, and shades fully drawn and closed, including lighting and power, and to provide at least .15 CFM of outside ventilation per square foot of rentable area. Use of the Premises, or any part thereof, in a manner exceeding the foregoing design conditions or rearrangement of partitioning after the initial preparation of the Premises which interferes with normal operation of the air-conditioning service in the Premises may require changes in the air-conditioning system serving the Premises at Tenant’s expense.

(b) Electrical. The Building Electrical system serving the Premises is designed to provide:

(i) 1.5 watts per rentable square foot of high voltage (480/277 volt) connected power for lighting, and

(ii) 2.5 watts per rentable square foot of low voltage (120/208 volt) connected power for convenience receptacles.

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EXHIBIT E

Cleaning Specifications

GENERAL CLEANING

NIGHTLY

General Offices:

1.	All hard surfaced flooring to be swept using approved dustdown preparation.

2.	Carpet sweep all carpets, moving only light furniture (desks, file cabinets, etc. not to be moved).

3.	Hand dust and wipe clean all furniture, fixtures and window sills.

4.	Empty all waste receptacles and remove wastepaper.

5.	Wash clean all Building water fountains and coolers.

6.	Sweep all private stairways.

Lavatories:

1.	Sweep and wash all floors, using proper disinfectants.

2.	Wash and polish all mirrors, shelves, bright work and enameled surfaces.

3.	Wash and disinfect all basins, bowls and urinals.

4.	Wash all toilet seats.

5.	Hand dust and clean all partitions, tile walls, dispensers and receptacles in lavatories and restrooms.

6.	Empty paper receptacles, fill receptacles from tenant supply and remove wastepaper.

7.	Fill toilet tissue holders from tenant supply.

8.	Empty and clean sanitary disposal receptacles.

WEEKLY

1.	Vacuum all carpeting and rugs.

2.	Dust all door louvers and other ventilating louvers within a person’s normal reach.

3.	Wipe clean all brass and other bright work.

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NOT MORE THAN 3 TIMES PER YEAR

High dust premises complete including the following:

1.	Dust all pictures, frames, charts, graphs and similar wall hangings not reached in nightly cleaning.

2.	Dust all vertical surfaces, such as walls, partitions, doors, door frames and other surfaces not reached in nightly cleaning.

3.	Dust all venetian blinds.

4.	Wash all windows.

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EXHIBIT F

Rules and Regulations

1. Nothing shall be attached to the outside walls of the Building. Other than Building standard blinds, no curtains, blinds, shades, screens or other obstructions shall be attached to or hung in or used in connection with any exterior window or entry door of the Premises, without the prior consent of Landlord.

2. No sign, advertisement, notice or other lettering visible from the exterior of the Premises shall be exhibited, inscribed, painted or affixed to any part of the Premises without the prior written consent of Landlord. All lettering on doors shall be inscribed, painted or affixed in a size, color and style acceptable to Landlord.

3. The grills, louvers, skylights, windows and doors that reflect or admit light and/or air into the Premises or Common Areas shall not be covered or obstructed by Tenant, nor shall any articles be placed on the window sills, radiators or convectors.

4. Landlord shall have the right to prohibit any advertising by any Tenant which, in Landlord’s opinion, tends to impair the reputation of the Building, and upon written notice from Landlord, Tenant shall refrain from or discontinue such advertising.

5. Common Areas shall not be obstructed or encumbered by any Tenant or used for any purposes other than ingress of egress to and from the Premises and for delivery of merchandise and equipment in a prompt and efficient manner, using elevators and passageways designated for such delivery by Landlord.

6. Except in those areas designated by Tenant as “security areas,” all locks or bolts of any kind shall be operable by the Building’s Master Key. No locks shall be placed upon any of the doors or windows by Tenant, nor shall any changes be made in locks or the mechanism thereof which shall make such locks inoperable by the Building’s Master Key. Tenant shall, upon the termination of this Amended and Restated Lease, deliver to Landlord all keys of stores, offices and lavatories, either furnished to or otherwise procured by Tenant and in the event of the loss of any keys furnished by Landlord, Tenant shall pay to Landlord the cost thereof.

7. Tenant shall keep the entrance door to the Premises closed at all times.

8. All movement in or out of any freight, furniture, boxes, crates or any other large object or matter of any description must take place during such times and in such elevators as Landlord may prescribe. Landlord reserves the right to inspect all articles to be brought into the Building and to exclude from the Building all articles which violate any of these Rules and Regulations or this Amended and Restated Lease. Landlord may require that any person leaving the public areas of the Building with any article to submit a pass, signed by an authorized person, listing each article being removed, but the establishment and enforcement of such requirement shall not impose any responsibility on Landlord for the protection of any Tenant against the removal of property from the Premises.

9. All hand trucks shall be equipped with rubber tires, side guards and such other safeguards as Landlord may require.

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10. No Tenant Party shall be permitted to have access to the Building’s roof, mechanical, electrical or telephone rooms without permission from Landlord.

11. Tenant shall not permit or suffer the Premises to be occupied or used in a manner offensive or objectionable to Landlord or other occupants of the Building by reason of noise, odors, vibrations or interfere in any way with other tenants or those having business therein.

12. Tenant shall not employ any person or persons other than the janitor of Landlord for the purpose of cleaning the Premises, unless otherwise agreed to by Landlord. Tenant shall not cause any unnecessary labor by reason of such Tenant’s carelessness or indifference in the preservation of good order and cleanliness.

13. Tenant shall store all its trash and recyclables within its Premises. No material shall be disposed of which may result in a violation of any Requirement. All refuse disposal shall be made only though entryways and elevators provided for such purposes and at such times as Landlord shall designate. Tenant shall use the Building’s hauler.

14. Tenant shall not deface any part of the Building. No boring, cutting or stringing of wires shall be permitted, except with prior consent of Landlord, and as Landlord may direct.

15. The water and wash closets, electrical closets, mechanical rooms, fire stairs and other plumbing fixtures shall not be used for any purposes other than those for which they were constructed and no sweepings, rubbish, rags, acids or other substances shall be deposited therein. All damages resulting from any misuse of the fixtures shall be borne by Tenant where a Tenant Party caused the same.

16. Tenant, before closing and leaving the Premises at any time, shall see that all lights, water faucets, etc. are turned off. All entrance doors in the Premises shall be kept locked by Tenant when the Premises are not in use.

17. No bicycles, in-line roller skates, vehicles or animals of any kind (except for seeing eye dogs) shall be brought into or kept by any Tenant in or about the Premises or the Building.

18. Canvassing or soliciting in the Building is prohibited.

19. Employees of Landlord or Landlord’s Agent shall not perform any work or do anything outside of the regular duties, unless under special instructions from the office of Landlord or in response to any emergency condition.

20. Tenant is responsible for the delivery and pick up of all mail from the United States Post Office.

21. Landlord reserves the right to exclude from the Building during other than Ordinary Business Hours all persons who do not present a valid Building pass. Tenant shall be responsible for all persons for whom a pass shall be issued at the request of Tenant and shall be liable to Landlord for all acts of such persons.

22. Tenant shall not use the Premises for any purpose that may be dangerous to persons or property, nor shall Tenant permit in, on or about the Premises or Building items that

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may be dangerous to persons or property, including, without limitation, firearms or other weapons (whether or not licensed or used by security guards) or any explosive or combustible articles or materials.

23. No smoking shall be permitted in, on or about the Premises, the Building or the Real Property.

24. Landlord shall not be responsible to Tenant or to any other person or entity for the non-observance or violation of these Rules and Regulations by any other tenant or other person or entity. Tenant shall be deemed to have read these Rules and Regulations and to have agreed to abide by them as a condition to its occupancy of the Premises.

25. The review/alteration of Tenant drawings and/or specifications by Landlord’s Agent and any of its representatives is not intended to verify Tenant’s engineering or design requirements and/or solutions. The review/alteration is performed to determine compatibility with the Building Systems and lease conditions. Tenant renovations must adhere to the Building’s applicable Standard Operating Procedures and be compatible with all Building Systems.

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